EXHIBIT 10.54

Asset Purchase Agreement dated as of November 30, 2006

between

Marinas-Kentucky, LLC,

Crystal-Manasquan, LLC,

Harborage Marina, LLC,

Grand Lake Marina, Ltd.,

S.M.B.R. Operations, LLC,

S.M.B.R. Realty, LLC,

Pier 121 Service Company, Inc.,

121 Marinas, Ltd.,

F&F Holdings I, Ltd.,

F&F Holdings II, Ltd.,

and CNL Income Partners, L.P.

ASSET PURCHASE AGREEMENT

BETWEEN

MARINAS-KENTUCKY, LLC,

a Kentucky limited liability company

CRYSTAL-MANASQUAN, LLC,

a New Jersey limited liability company

HARBORAGE MARINA, LLC,

a Delaware limited liability company

GRAND LAKE MARINA, LTD.,

a Texas limited partnership

S.M.B.R. OPERATIONS, LLC,

a Delaware limited liability company

S.M.B.R. REALTY, LLC,

a Delaware limited liability company

PIER 121 SERVICE COMPANY, INC.,

a Texas corporation

121 MARINAS, LTD.,

a Texas limited partnership,

F&F HOLDINGS I, LTD.,

a Texas limited partnership, and

F&F HOLDINGS II, LTD.,

a Texas limited partnership

(COLLECTIVELY, AS “SELLERS”)

AND

CNL INCOME PARTNERS, LP,

a Delaware limited partnership

(AS “PURCHASER”)

DATED AS OF NOVEMBER 30, 2006

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ARTICLE V REPRESENTATIONS AND WARRANTIES		37

5.1	The Seller’s Representations and Warranties	37

5.2	The Purchaser’s Representations and Warranties	45

ARTICLE VI COVENANTS		46

6.1	Confidentiality	46

6.2	Improvements	47

6.3	Conduct of the Business	47

6.4	Licenses and Permits	48

6.5	Tax Contests	48

6.6	Notices and Filings	48

6.7	Further Assurances	48

6.8	Compliance; Property Maintenance	49

6.9	Estoppel Certificate	49

6.10	Exclusivity	50

6.11	Employees	50

6.12	Liquor Licenses	51

6.13	Audit	51

ARTICLE VII CLOSING CONDITIONS		51

7.1	Purchaser’s Closing Conditions	51

7.2	Failure of Any Purchaser’s Closing Condition	53

7.3	Sellers’ Closing Conditions	53

7.4	Failure of the Sellers’ Closing Conditions	54

ARTICLE VIII CLOSING		54

8.1	Closing Date	54

8.2	Closing Escrow	54

8.3	Sellers’ Closing Deliveries	54

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8.4	Purchaser’s Deliveries	57

8.5	Possession	58

ARTICLE IX PRORATIONS AND EXPENSES		58

9.1	Closing Statement	58

9.2	Prorations	59

9.3	Taxes	60

9.4	Cash and Utility Deposits	60

9.5	Employees	60

9.6	Reconciliation and Final Payment	60

9.7	Acquisition Costs	60

ARTICLE X DEFAULT AND REMEDIES		61

10.1	A Seller’s Default	61

10.2	Purchaser’s Default	62

10.3	Liquidated Damages	62

10.4	No Punitive or Consequential Damages	62

ARTICLE XI RISK OF LOSS		62

11.1	Casualty	62

11.2	Condemnation	63

11.3	Definition of “Material”	63

ARTICLE XII SURVIVAL, INDEMNIFICATION AND RELEASE		63

12.1	Survival	63

12.2	Indemnification by the Sellers	64

12.3	Indemnification by Purchaser	64

12.4	Indemnification Procedure; Notice of Indemnification Claim	65

12.5	Exclusive Remedy for Indemnification Loss; Interpretation	66

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ARTICLE XIII MISCELLANEOUS PROVISIONS		66

13.1	Notices	66

13.2	Time is of the Essence	67

13.3	Assignment	67

13.4	Successors and Assigns	68

13.5	Third Party Beneficiaries	68

13.6	Rules of Construction	68

13.7	Severability	68

13.8	Governing Law	69

13.9	Waiver of Trial by Jury	69

13.10	Prevailing Party	69

13.11	Incorporation of Recitals, Exhibits and Schedules	69

13.12	Liability of Interest-Holders in Purchaser, Sellers and Their Respective Affiliates	69

13.13	Entire Agreement	69

13.14	Amendments, Waivers and Termination of Agreement	70

13.15	Execution of Agreement	70

13.16	Purchase Option for Option Tracts.	70

13.17	Tax Disclosures	73

13.18	Green Turtle Bay (Waiver of Conflict)	74

13.19	Consolidation of Seller Entities	74

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LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A-1	Legal Description of the Crystal Point Land
Exhibit A-2	Legal Description of the Manasquan Land
Exhibit A-3	Legal Description of the Harborage Land
Exhibit A-4	Legal Description of the Harbors View Land
Exhibit A-5	Legal Description of the Lake Front Land
Exhibit A-6	Legal Description of the Sandusky Land
Exhibit A-7	Legal Description of the Beaver Creek Land
Exhibit A-8	Legal Description of the Burnside Land
Exhibit A-9	Legal Description of the Easthill Park Land
Exhibit A-10	Legal Description of the Pier 121 Land
Exhibit B-1	Form of Lease Agreement
Exhibit B-2	Form of Sublease Agreement
Exhibit B-3	Form of Sub-Sublease Agreement
Exhibit C	Form of Seller’s Closing Certificate
Exhibit D	Forms of Special Warranty Deeds
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment and Assumption of Intangible Property
Exhibit G	Form of Assignment and Assumption of Contracts
Exhibit H	Form of Assignment and Assumption of Ground Leases, Submerged Land Leases, and Docks Lease
Exhibit I	Form of Assignment and Assumption of Harbors View Permit
Exhibit J	Form of Intellectual Property License/Sub-License Agreement
Exhibit K	Form of Purchaser’s Closing Certificate
Exhibit L	Form of Manasquan Purchase Option Agreement
Exhibit M	Form of Memorandum of Manasquan Purchase Option Agreement
Exhibit N	Form of Harborage Purchase Option Agreement
Exhibit O	Form of Memorandum of Harborage Purchase Option Agreement

List of Schedules

Schedule 2.3.2	Third Party Assets
Schedule 2.3.4	Legal Descriptions of the Excluded Land
Schedule 2.3.5	Excluded Land
Schedule 3.4	Purchase Price Allocation
Schedule 4.7	Material Lease Terms
Schedule 4.9	Material Loan Terms
Schedule 5.1.7	Litigation
Schedule 5.1.9	Licenses and Permits
Schedule 5.1.12	Contracts
Schedule 5.1.28	Owned Intellectual Property
Schedule 5.1.30	Personal Property
Schedule 11.3	Material Casualty Amounts
Schedule 13.16(a)	Manesquan and Harborage Purchase Option Price
Schedule 13.16(k)	Purchase Option Tract Restrictive Covenants

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of November 30, 2006 (the “Effective Date”), by and between MARINAS-KENTUCKY, LLC, a Kentucky limited liability company (referred to herein as the “Marinas Seller”), CRYSTAL-MANASQUAN, LLC, a New Jersey limited liability company (referred to herein as the “Crystal Point Seller”), HARBORAGE MARINA, LLC, a Delaware limited liability company (referred to herein as the “Harborage Seller”), GRAND LAKE MARINA, LTD., a Texas limited partnership (referred to herein as the “Harbors View Seller”), S.M.B.R. OPERATIONS, LLC, a Delaware limited liability company and S.M.B.R. REALTY, LLC, a Delaware limited liability company (referred to herein, collectively, as the “Lake Front/Sandusky Seller”), PIER 121 SERVICE COMPANY, INC., a Texas corporation (referred to herein as the “Easthill Park Seller”), and 121 MARINAS, LTD., a Texas limited partnership, F&F HOLDINGS I, LTD., a Texas limited partnership and F&F HOLDINGS II, LTD., a Texas limited partnership (referred to herein, collectively, as the “Pier 121 Seller”) (the Marinas Seller, the Crystal Point Seller, the Harborage Seller, the Harbors View Seller, the Lake Front/Sandusky Seller, the Easthill Park Seller and the Pier 121 Seller may be referred to herein, individually as “Seller” and, collectively, as “Sellers”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership, or its designated affiliate or subsidiary, and its or their successors or assigns (“Purchaser”) (each a “Party” and together the “Parties”).

R E C I T A L S

WHEREAS, the Crystal Point Seller owns certain land located in Ocean County, New Jersey, more particularly described on Exhibit A-1 attached hereto (the “Crystal Point Land”, currently improved with the “Crystal Point Improvements” (as defined herein) and operated as the “Crystal Point Marina” (referred to hereinafter as the “Crystal Point Site”); and

WHEREAS, the Crystal Point Seller owns certain land located in Ocean County, New Jersey, more particularly described on Exhibit A-2 attached hereto (the “Manasquan Land”), currently improved with the “Manasquan Improvements” (as defined herein) and operated as the “Manasquan River Club” (referred to hereinafter as the “Manasquan Site”); and

WHEREAS, the Harborage Seller owns certain land located in Pinellas County, Florida, more particularly described on Exhibit A-3 attached hereto (the “Harborage Land”), currently improved with the “Harborage Improvements” (as defined herein) and operated as the “Harborage Marina”, subject to certain additional rights and obligations as set forth in the “Harborage Docks Lease” (as defined herein) (referred to hereinafter as the “Harborage Site”); and

WHEREAS, the Harbors View Seller owns certain land located in Delaware County, Oklahoma, more particularly described on Exhibit A-4 attached hereto (the “Harbors View Land”), currently improved with the “Harbors View Improvements” (as defined herein) and operated as the “Harbors View Marina”, subject to certain additional rights and obligations as set forth under the “Harbors View Permit” (as defined herein) (referred to hereinafter as the “Harbors View Site”); and

WHEREAS, the Lake Front/Sandusky Seller owns certain land located in Ottawa County, Ohio, more particularly described on Exhibit A-5 attached hereto (the “Lake Front Land”), currently improved with the “Lake Front Improvements” (as defined herein) and operated as the “Lake Front Marina”, subject to certain additional rights and obligations as set forth in the “Lake Front Submerged Land Lease” (as defined herein) (referred to hereinafter as the “Lake Front Site”); and

WHEREAS, the Lake Front/Sandusky Seller owns certain land located in Ottawa County, Ohio, more particularly described on Exhibit A-6 attached hereto (the “Sandusky Land”), currently improved with the “Sandusky Improvements” (as defined herein) and operated as “Sandusky Harbor”, subject to certain additional rights and obligations as set forth in the “Sandusky Submerged Land Lease” (as defined herein) (referred to hereinafter as the “Sandusky Site”); and

WHEREAS, the Marinas Seller is the lessee of certain land and water area located in Wayne County, Kentucky, more particularly described on Exhibit A-7 attached hereto (the “Beaver Creek Land”), currently improved with the “Beaver Creek Improvements” (as defined herein) and operated as the “Beaver Creek Resort”, subject to the terms of the “Beaver Creek Ground Lease” (as defined herein) (referred to hereinafter as the “Beaver Creek Site”); and

WHEREAS, the Marinas Seller is the lessee of certain land and water area located in Pulaski County, Kentucky, more particularly described on Exhibit A-8 attached hereto (the “Burnside Land”), currently improved with the “Burnside Improvements” (as defined herein) and operated as the “Burnside Marina”, subject to the terms of the “Burnside Ground Lease” (as defined herein) (referred to hereinafter as the “Burnside Site”); and

WHEREAS, the Easthill Park Seller is the lessee of certain land located in Denton County, Texas, more particularly described on Exhibit A-10 attached hereto (the “Easthill Park Land”), currently improved with the “Easthill Park Improvements” (as defined herein) and operated as “Easthill Park”, subject to the terms of the “Easthill Park Ground Sublease” (as defined herein) (referred to hereinafter as the “Easthill Park Site”); and

WHEREAS, the Pier 121 Seller is the lessee of certain land and water area located in Denton County, Texas, more particularly described on Exhibit A-11 attached hereto (the “Pier 121 Land”), currently improved with the “Pier 121 Improvements” (as defined herein) and operated as the “Pier 121 Marina”, subject to the terms of the “Pier 121 Ground Lease” (as defined herein) (referred to hereinafter as the “Pier 121 Site”).

WHEREAS, each Seller desires to sell and assign all of the respective “Assets” (as defined herein) owned by such Seller to Purchaser, and Purchaser desires to purchase all of the “Assets” owned by each Seller from such Seller, all upon, and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective provisions contained in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions». The following terms will have the following meanings in this Agreement:

“Acquisition Costs” has the meaning set forth in Section 9.7.

“Affiliate” has the following meaning: two entities are “Affiliates” if (a) one of the entities is a Subsidiary of the other entity; (b) both of the entities are Subsidiaries of the same entity; or (c) both of the entities are Controlled by the same person or entity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Laws” means (i) in each case to the extent the Person or Real Property in question is subject to the same, all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2.

“Beaver Creek Ground Lease” means that certain Department of the Army Lease No. DACW 62-1-99-0058, with an effective date of April 5, 1999, between the “Department” (as defined below), as ground lessor, and Marinas International Holdings, L.P., as ground lessee; as assigned by that certain Assignment of Ground Lease dated May 25, 1999, between Marinas International Holdings, L.P., as assignor, and Marinas-Waterway, L.P., as assignee; and, as further assigned by that certain Assignment of Ground Lease, dated as of December 31, 2001, between Marinas-Waterway, L.P., as assignor, and the Marinas Seller, as assignee.

“Beaver Creek Ground Lease Amendment” has the meaning set forth in Section 3.5.

“Beaver Creek Ground Lease Term” has the meaning set forth in Section 3.5.

“Beaver Creek Improvements” means all buildings, structures and other improvements located on or affixed to the Beaver Creek Land, and all fixtures on the Beaver Creek Land which constitute real property under Applicable Law.

“Beaver Creek Land” has the meaning set forth in the Recitals.

“Beaver Creek Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Beaver Creek Land, the Beaver Creek Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Beaver Creek Site” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14.

“Benefits” has the meaning set forth in Section 6.11.2.

“Books and Records” has the meaning set forth in Section 2.2.12.

“Burnside Ground Lease” means that certain Department of the Army Lease No. DACW 62-1-99-0057, with an effective date of April 5, 1999, between the Department, as ground lessor, and Marinas International Holdings, L.P., as ground lessee; as assigned by that certain Assignment of Ground Lease, dated May 25, 1999, between Marinas International Holdings, L.P., as assignor, and Marinas-Waterway, L.P., as assignee; and, as further assigned by that certain Assignment of Ground Lease, dated December 31, 2001, between Marinas-Waterway, L.P., as assignor, and the Marinas Seller, as assignee.

“Burnside Ground Lease Amendment” has the meaning set forth in Section 3.5.

“Burnside Ground Lease Term” has the meaning set forth in Section 3.5.

“Burnside Improvements” means all buildings, structures and other improvements located on or affixed to the Burnside Land, and all fixtures on the Burnside Land which constitute real property under Applicable Law.

“Burnside Land” has the meaning set forth in the Recitals.

“Burnside Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Burnside Land, the Burnside Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Burnside Site” has the meaning set forth in the Recitals.

“Business” means the operation of marina and recreation facilities and services conducted on or at each of the Sites, including, but not be limited to, boat storage and rental, mooring and boat slip rentals, fueling services, restaurant and other food service facilities, clubhouse facilities, and such other facilities or services which are ancillary to the operation thereof.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday. Whenever under this Agreement (i) a notice or document is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, or (ii) a critical date such as the date upon which the Due Diligence Period expires (as the same may be extended pursuant to the terms hereof) is on a day which is not a Business Day, then the day of receipt or required delivery, or the critical date, shall automatically be extended to the next Business Day.

“Casualty” has the meaning set forth in Section 11.1.

“City” shall mean the City of St. Petersburg, Florida.

“Closing” has the meaning set forth in ARTICLE VIII.

“Closing Conditions” means the Purchaser’s Closing Conditions and the Seller’s Closing Conditions.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 9.1.

“CNL Mortgage Loan Documents” means, collectively, all notes, mortgages, collateral assignments or other security documents, and any certificates or other instruments necessary or required in order to evidence and secure the CNL Mortgage Loans, the form of which shall be agreed upon during the Negotiation Period and entered into at Closing between Purchaser, or an Affiliate thereof, as lender, and Emeryville Marina, LLC, Scott’s Expansion No. 1, Ltd., Pier 121 Service Company, Inc. and Scott’s Marinas at Lake Grapevine, Ltd., as borrowers.

“CNL Mortgage Loans” means, collectively, those certain mortgage loans in an aggregate principal amount not to exceed eighty-five percent (85%) of the appraised value of the applicable mortgaged properties, to be made and entered into by Purchaser, or an Affiliate of Purchaser, as lender, to Emeryville Marina, LLC, Scott’s Expansion No. 1, Ltd., Pier 121 Service Company, Inc. and Scott’s Marinas at Lake Grapevine, Ltd., as borrowers, and to be secured by certain land, improvements, fixtures, personal property and other assets owned or leased by the borrowers and located at, or are used in connection with or related to the operation of the following properties: “Emeryville Marina”; the “Scott’s Landing Marina”; the “Silver Lake Marina”; the “Paradise Cove Marina”; the “Silver Lake Park”; the “Twin Coves Marina”; and the “Twin Coves Park”. Notwithstanding the foregoing to the contrary, the amount allocated to Paradise Cove Marina will not be advanced and the corresponding lien and security interest against the Paradise Cove collateral will not be granted to the lender, unless and until the applicable borrower obtains an extension of the underlying lease with the Department for at least 25 years, and if such extension is not obtained by December 31, 2007, any obligation of Purchaser and/or its Affiliates to lend the allocated amount will expire.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service pursuant thereto.

“Condemnation” has the meaning set forth in Section 11.2.

“Consumables” has the meaning set forth in Section 2.3.4.

“Contracts” has the meaning set forth in Section 2.2.10.

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership, or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership;

and “Controlled” has a corresponding meaning.

“Crystal Point Improvements” means all buildings, structures and other improvements located on or affixed to the Crystal Point Land, and all fixtures on the Crystal Point Land which constitute real property under Applicable Law.

“Crystal Point Land” has the meaning set forth in the Recitals.

“Crystal Point Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Crystal Point Land, the Crystal Point Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Crystal Point Site” has the meaning set forth in the Recitals.

“Deed(s)” means the special warranty deeds delivered by the respective Seller to the Purchaser pursuant to Section 8.3.2.

“Department” means the United States Department of the Army, acting by and through the Secretary of the Army and the United States Army Corps of Engineers (“ACOE”) District Offices.

“Deposit” has the meaning set forth in Section 3.2.1.

“Disapproved Contracts” has the meaning set forth in Section 4.4.

“Docks Lease” means the Harborage Docks Lease.

“Docks Lease Interest” means all right, title and interest of the Harborage Seller, and/or its Affiliates, in and to the Docks Lease.

“Dock Permit Interest” means all right, title and interest of the Harbors View Seller, and/or its Affiliates, in and to the Harbors View Permit.

“Due Diligence Period” means the period from the date of this Agreement until 5:00 p.m., eastern time, on the day which is fifty (50) days after the date of this Agreement.

“Easthill Park Ground Sublease” means that certain Sublease Agreement, dated June 2, 2003, between 121 Marinas, Ltd., as ground sublessor, and the Easthill Park Seller, as ground sublessee, under that certain Department of the Army Lease No. DACW 63-1-97-0593, dated January 8, 1998, between the Department, as ground lessor, and Garrett Place, Inc., as ground lessee; as assigned by that certain Assignment and Assumption of Lease, dated May 1, 1999, between Garrett Place, Inc. and Delaware Pier 121 Company; and, as further assigned by that certain Assignment and Assumption of Lease, dated May 1, 1999, between Delaware Pier 121 Company, as assignor, and 121 Marinas, Ltd., as assignee.

“Easthill Park Improvements” means all buildings, structures and other improvements located on or affixed to the Easthill Park Land, and all fixtures on the Easthill Park Land which constitute real property under Applicable Law.

“Easthill Park Land” has the meaning set forth in the Recitals.

“Easthill Park Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Easthill Park Land, the Easthill Park Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Easthill Park Site” has the meaning set forth in the Recitals.

“Effluent Discharge Rights” has the meaning set forth in Section 2.2.16.

“Employees” means, collectively, at the time in question all persons employed full-time and part-time at each Business.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence of, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from any of the Real Property, or (ii) violation of any Environmental Laws with respect to any of the Real Property or any portion thereof.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substance, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource

Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, or any pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” has the meaning set forth in Section 4.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means the Title Company or such other escrow agent as is mutually acceptable to the Parties.

“Event Deposits” has the meaning set forth in Section 9.2.3.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Land” shall have the meaning set forth in Section 2.3.5.

“Extended Closing Date” has the meaning set forth in Section 4.8.2.

“Fiscal Year” means a calendar year beginning on January 1 and ending on December 31. Any partial Fiscal Year between the Closing Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year.

“Fixtures” has the meaning set forth in Section 2.2.7.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Real Property in question.

“Ground Lease(s)” means, individually or collectively, as the context requires, the Beaver Creek Ground Lease, the Burnside Ground Lease, the Easthill Park Ground Sublease and the Pier 121 Ground Lease.

“Ground Lease Interests” means all right, title and interest of the respective Seller, and/or its Affiliates, in and to the Ground Leases.

“Harborage Docks Lease” means that certain Lease Agreement, dated October 24, 1986, between the City of St. Petersburg, Florida (the “City”), as lessor, and Hunnicutt Equities,

Inc., as lessee; as assigned by that certain Assignment and Assumption of Submerged Lands Lease, dated December 22, 1999 between Hunnicutt Equities, Inc., as assignor, and the Harborage Seller, as assignee.

“Harborage Docks Lease Amendment” has the meaning set forth in Section 3.5.

“Harborage Docks Lease Term” has the meaning set forth in Section 3.5.

“Harborage Improvements” means all buildings, structures and other improvements located on or affixed to the Harborage Land, and all fixtures on the Harborage Land which constitute real property under Applicable Law.

“Harborage Land” has the meaning set forth in the Recitals.

“Harborage Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Harborage Land, the Harborage Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Harborage Purchase Option” has the meaning set forth in Section 13.16.

“Harborage Purchase Option Agreement” has the meaning set forth in Section 13.16(f).

“Harborage Purchase Option Price” has the meaning set forth in Section 13.16(a).

“Harborage Purchase Option Tract” has the meaning set forth in Section 13.16.

“Harborage Site” has the meaning set forth in the Recitals.

“Harbors View Improvements” means all buildings, structures and other improvements located on or affixed to the Harbors View Land, and all fixtures on the Harbors View Land which constitute real property under Applicable law.

“Harbors View Land” has the meaning set forth in the Recitals.

“Harbors View Permit” means that certain Grand River Dam Authority Commercial Dock Permit No. CG-50 issued to Jim and G. Pete Howser, d/b/a Harbors View Marina as assigned to Marshall Funk and Stan Johnson, d/b/a Marstan, L.L.C. on February 9, 1998; and, as further assigned to the Harbors View Seller. The Parties shall use commercially reasonable efforts to obtain a copy and/or an accurate description of the Harbors View Permit prior to the expiration of the Due Diligence Period.

“Harbors View Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens and encumbrances), which are located at or on, or are used in connection with or related to, the Harbors View Land, the Harbors View Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Harbors View Site” has the meaning set forth in the Recitals.

“Hazardous Substance(s)” means each and all hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants that are regulated by any Environmental Laws.

“Improvements” means, individually or collectively, as the context requires, the Crystal Point Improvements, the Manasquan Improvements, the Harborage Improvements, the Harbors View Improvements, the Lake Front Improvements, the Sandusky Improvements, the Beaver Creek Improvements, the Burnside Improvements, the Easthill Park Improvements and the Pier 121 Improvements.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Business conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.9.

“Intellectual Property” has the meaning set forth in Section 5.1.28.

“Lake Front Improvements” means all buildings, structures and other improvements located on or affixed to the Lake Front Land, and all fixtures on the Lake Front Land which constitute real property under Applicable Law.

“Lake Front Land” has the meaning set forth in the Recitals.

“Lake Front Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Lake Front Land, the Lake Front Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Lake Front Site” has the meaning set forth in the Recitals.

“Lake Front Submerged Land Lease” means that certain State of Ohio Lake Erie Submerged Land Lease No. SUB-0354-OT, dated February 1, 2003, between the State of Ohio, acting by and through the Director of the Ohio Department of Natural Resources, as lessor, and Hoty Marine Group, LLC, as lessee; as assigned by that certain Assignment of Lease, dated February 19, 2003, between Hoty Marine Group, LLC, as assignor, and the Lake Front/Sandusky Seller, as assignee.

“Land” has the meaning set forth in Section 2.2.1.

“Lease Agreement” has the meaning set forth in the definition of “Operating Leases” set forth in this Section 1.1, and “Lease Agreements” shall mean, collectively, each and every such Lease Agreement.

“Lease Amendment” has the meaning set forth in Section 3.5.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licensed Intellectual Property” has the meaning set forth in Section 5.1.28.

“Licenses and Permits” has the meaning set forth in Section 2.2.11.

“Liquor Licenses” has the meaning set forth in Section 6.12.

“M&E” has the meaning set forth in Section 2.2.17.

“Management Agreement(s)” has the meaning set forth in Section 5.1.21.

“Manager” has the meaning set forth in Section 5.1.21.

“Manasquan Improvements” means all buildings, structures and other improvements located on or affixed to the Manasquan Land and all fixtures on the Manasquan Land which constitute real property under Applicable Law.

“Manasquan Land” has the meaning set forth in the Recitals.

“Manasquan Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Manasquan Land, the Manasquan Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Manasquan Purchase Option” has the meaning set forth in Section 13.16.

“Manasquan Purchase Option Agreement” has the meaning set forth in Section 13.16(e).

“Manasquan Purchase Option Price” has the meaning set forth in Section 13.16(a).

“Manasquan Purchase Option Tract” has the meaning set forth in Section 13.16.

“Manasquan Site” has the meaning set forth in the Recitals.

“Material Lease Terms” has the meaning set forth in Section 4.7.

“Material Loan Terms” has the meaning set forth in Section 4.9.

“Memorandum of Harborage Purchase Option Agreement” has the meaning set forth in Section 13.16(f).

“Memorandum of Manasquan Purchase Option Agreement” has the meaning set forth in Section 13.16(f).

“Negotiation Period” means the period from the date of this Agreement until 5:00 p.m., eastern time, on the day which is thirty (30) days after the date of this Agreement.

“New Title Defect” has the meaning set forth in Section 4.2.3.

“Operating Lease(s)” means, (i) with respect to the Crystal Point Site, the Manasquan Site, the Harborage Site, the Harbors View Site, the Lake Front Site and the Sandusky Site, those certain Lease Agreements (each a “Lease Agreement”), the form of which shall be agreed upon during the Negotiation Period and which shall be entered into at Closing, between Purchaser, or an Affiliate thereof, as landlord, and the Tenant, as tenant, pursuant to which the Tenant shall lease from Purchaser the Assets which the respective Sellers are selling to Purchaser with respect to the Crystal Point Site, the Manasquan Site, the Harborage Site, the Harbors View Site, the Lake Front Site and the Sandusky Site, as applicable, (ii) with respect to the Beaver Creek Site, the Burnside Site and the Pier 121 Site, those certain Sublease Agreements (each a “Sublease Agreement”) the form of which shall be agreed upon during the Negotiation Period and entered into at Closing between Purchaser, or an Affiliate thereof, as sublandlord, and the Tenant, as subtenant, pursuant to which the Tenant shall lease from Purchaser the Assets which the respective Sellers are selling to Purchaser with respect to the Beaver Creek Site, the Burnside Site and the Pier 121 Site, as applicable, and (iii) with respect to the Easthill Park Site, that certain Sub-Sublease Agreement (a “Sub-Sublease Agreement”) the form of which shall be agreed upon during the Negotiation Period and entered into at Closing between Purchaser, or an Affiliate thereof, as sub-sublandlord, and the Tenant, as sub-subtenant, pursuant to which the Tenant shall lease from Purchaser the Assets which the respective Sellers are selling to Purchaser with respect to the Easthill Park Site.

“Operations Statement(s)” shall have the meaning set forth in Section 3.1.1.

“Option Tracts” has the meaning set forth in Section 13.16.

“Ordinary Course of Business” means the ordinary course of business consistent with the respective Seller’s past custom and practice for the respective Business, taking into account the facts and circumstances in existence from time to time.

“Other Inventory” has the meaning set forth in Section 2.3.4.

“Owned Intellectual Property” has the meaning set forth in Section 5.1.28.

“Par Level” has the meaning set forth in Section 6.3.1.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Encumbrance” has the meaning set forth in Section 4.2.1.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means, individually or collectively, as the context requires, the Crystal Point Personal Property, the Manasquan Personal Property, the Harborage Personal Property, the Harbors View Personal Property, the Lake Front Personal Property, the Sandusky Personal Property, the Beaver Creek Personal Property, the Burnside Personal Property, the Easthill Park Personal Property and the Pier 121 Personal Property.

“Pier 121 Ground Lease” means that certain Department of the Army Lease No. DACW 63-1-97-0593, dated January 8, 1998, between the Department, as ground lessor, and Garrett Place, Inc., as ground lessee; as assigned by that certain Assignment and Assumption of Lease, dated May 1, 1999, between Garrett Place, Inc. and Delaware Pier 121 Company; and, as further assigned by that certain Assignment and Assumption of Lease, dated May 1, 1999, between Delaware Pier 121 Company, as assignor, and the Pier 121 Seller, as assignee.

“Pier 121 Improvements” means all buildings, structures and other improvements located on or affixed to the Pier 121 Land, and all fixtures on the Pier 121 Land which constitute real property under Applicable Law.

“Pier 121 Land” has the meaning set forth in the Recitals.

“Pier 121 Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Pier 121 Land, the Pier 121 Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Pier 121 Site” has the meaning set forth in the Recitals.

“Plans and Specifications” has the meaning set forth in Section 2.2.13.

“Property Condition Evaluations” means the property condition evaluations obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Assets.

“Prorations” has the meaning set forth in Section 9.2.

“Purchase Option Expiration Date” has the meaning set forth in Section 13.16(d).

“Purchase Options” has the meaning set forth in Section 13.16.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means CNL Income Partners, LP, a Delaware limited partnership, and its designated affiliates and subsidiaries, and its or their successors and assignees.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.1.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4.

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Purchaser Liabilities” means (i) any Liabilities under the Contracts, and Licenses and Permits that are not Seller Liabilities, (ii) the payment of Taxes, but only to the extent such Liabilities and Taxes arise or accrue on or after the Closing Date, and (iii) any claim for personal injury or property damage to a Person to the extent based upon any event which occurs or any condition which first arises at the Real Property on or after the Closing Date.

“Real Property” means the (i) the Crystal Point Land, the Manasquan Land, the Harborage Land, the Harbors View Land, the Lake Front Land and the Sandusky Land, (ii) the Beaver Creek Ground Lease, the Burnside Ground Lease, the Easthill Park Ground Sublease, the Pier 121 Ground Lease, the Harborage Docks Lease, the Lake Front Submerged Land Lease and the Sandusky Submerged Land Lease, and (iii) the Improvements.

“Reduced Purchase Price” has the meaning set forth in Sections 3.5 and 4.8, as applicable.

“Reimbursed Seller Acquisition Costs” has the meaning set forth in Section 9.7.

“Remediation” shall mean any and all activities required by Governmental Authorities to identify, assess, test, characterize, sample, clean up, remove, neutralize, abate, or stabilize any Environmental Matter at a particular site and/or to dispose of any Hazardous Substance and/or any material containing any Hazardous Substance, including, without limitation, environmental matters assessment, testing, sampling, quality control, modeling, consultants’ analyses and reports, laboratory work, field tests, system installation, modification, operation, and maintenance, acquisition of equipment, contract negotiation and execution, contract development and bidding, monitoring, transportation and disposal.

“Required Consents” has the meaning set forth in Section 4.8.1.

“Sandusky Improvements” means all buildings, structures and other improvements located on or affixed to the Sandusky Land, and all fixtures on the Sandusky Land which constitute real property under Applicable Law.

“Sandusky Land” has the meaning set forth in the Recitals.

“Sandusky Personal Property” means all tangible personal property, including, without limitation, any and all furniture, fixtures (other than “Fixtures” (as defined below)), equipment, machinery, tools, appliances and vehicles (free of any liens or encumbrances), which are located at or on, or are used in connection with or related to, the Sandusky Land, the Sandusky Improvements and/or the operation of the Business conducted with respect thereto or thereon.

“Sandusky Site” has the meaning set forth in the Recitals.

“Sandusky Submerged Land Lease” means that certain State of Ohio Lake Erie Submerged Land Lease No. SUB-0447-ER, dated December 19, 2002, between the State of Ohio, acting by and through the Director of the Ohio Department of Natural Resources, as lessor, and Hoty Marine Group, LLC, as lessee; as assigned by that certain Assignment of Lease, dated February 19, 2003, between Hoty Marine Group, LLC, as assignor, and the Lake Front/Sandusky Seller, as assignee.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” shall each haves the meaning set forth in the preamble to this Agreement.

“Sellers’ Closing Conditions” has the meaning set forth in Section 7.3.

“Sellers’ Closing Condition Failure” has the meaning set forth in Section 7.4.

“Sellers’ Closing Deliveries” has the meaning set forth in Section 8.3.

“Seller’s Default” has the meaning set forth in Section 10.1.

“Sellers’ Documents” has the meaning set forth in Section 5.1.2.

“Sellers’ Due Diligence Materials” means all documents, reports, photos and materials provided by any Seller to the Purchaser with respect to any of the Assets, or the Sites, or any Business located at or operated thereon, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses thereof.

“Sellers’ Indemnitees” means each Seller and its respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Sellers’ Knowledge” means the knowledge that any of the directors, officers and managers of each Seller and its respective Subsidiaries reasonably should have obtained after reasonable investigation; such persons will be deemed to have actual knowledge of (a) any matter disclosed in any Exhibits or Schedules to this Agreement, and (b) any matter disclosed in any of the Seller’s Due Diligence Materials or any other documents or materials provided by any Seller to the Purchaser prior to Closing.

“Seller Liabilities” shall have the meaning set forth in Section 12.2.

“Site(s)” means, individually or collectively, as the context requires, the Crystal Point Site, the Manasquan Site, the Harborage Site, the Harbors View Site, the Lake Front Site, the Sandusky Site, the Beaver Creek Site, the Burnside Site, the Easthill Park Site and the Pier 121 Site.

“Slip Leases” has the meaning set forth in Section 2.2.10.

“Sublease Agreement” has the meaning set forth in the definition of “Operating Leases” set forth in this Section 1.1, and “Sublease Agreements” shall mean, collectively, each and every such Sublease Agreement.

“Submerged Land Leases” means, individually or collectively, as the context requires, the Lake Front Submerged Land Lease and the Sandusky Submerged Land Lease.

“Submerged Land Lease Interests” means all right, title and interest of the Lake Front/Sandusky Seller, and/or its Affiliates, in and to the Submerged Land Leases.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Sub-Sublease Agreement” has the meaning set forth in the definition of “Operating Leases” set forth in this Section 1.1, and “Sub-Sublease Agreements” shall mean, collectively, each and every such Sub-Sublease Agreement.

“Survey(s)” means, individually or collectively as the context requires, the ALTA surveys of the Real Property to be obtained by Purchaser in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, excise, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on any Seller with respect to the applicable Assets or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant” shall mean that certain limited partnership, limited liability company or corporation to be formed prior to the Closing Date that shall execute and deliver the Operating Leases as the tenant thereunder. Each Operating Lease shall provide that (i) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Tenant as long as (a) such transfer is a permitted transfer, as described below, or (b) following such transfer either of them shall continue to control the day to day business and affairs of the Tenant, (ii) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Tenant pursuant to bona fide estate planning transfers, (iii) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Tenant to one or more successor Qualified Marina Operators (as hereinbelow defined) and (iv) any involuntary transfer of an interest in the Tenant (e.g. due to the death or disability of Marshall Funk or J. Stan Johnson), shall not result in a breach of or default under the Operating Leases. For purposes of the Operating Leases, a “Qualified Marina Operator” means a Person that has (A) the financial resources necessary to be a satisfactory successor controlling party in the Tenant, as reasonably determined by the landlords under the Operating Leases, and (B) the necessary expertise, qualifications and operational experience to be a satisfactory successor controlling party in the Tenant, as reasonably determined by the landlords under the Operating Leases (provided, if such Person is a Certified Marina Manager (as certified by the International Marina Institute) then such Person will be deemed to have satisfied the requirements in subsection (B) hereof) ((A) and (B) are collectively, the “Operational Qualifications”).

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Commitment(s)” has the meaning set forth in Section 4.2.1.

“Title Company” means First American Title Insurance Company through the Talon Group, Orlando Commercial Services Division, a division of First American Title Insurance Company, whose address is 111 North Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael Moore.

“Title Defects” has the meaning set forth in Section 4.2.1

“Title Notice(s)” has the meaning set forth in Section 4.2.1.

“Title Policy(ies)” has the meaning set forth in Section 4.2.4.

“Total Facilities Revenue” shall have the meaning set forth in the Lease Agreements, the Sublease Agreements and the Sub-Sublease Agreements.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.2.14.

“Water Rights” has the meaning set forth in Section 2.2.15.

“Watercraft Fleet” has the meaning set forth in Section 2.2.16.

ARTICLE II

PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Subject to the terms, provisions and conditions set forth herein:

2.1.1 Each Seller agrees to sell the respective Assets owned and held by such Seller to the Purchaser.

2.1.2 Purchaser agrees to buy the Assets from the applicable Sellers.

2.2 Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Land. The Crystal Point Land, the Manasquan Land, the Harborage Land, the Harbors View Land, the Lake Front Land and the Sandusky Land, but expressly excluding the Excluded Land.

2.2.2 Ground Lease Interests. Each Seller’s right, title and interest in and to the Ground Leases.

2.2.3 Submerged Land Lease Interests. Each Seller’s right, title and interest in and to the Submerged Land Leases.

2.2.4 Docks Lease Interest. Each Seller’s right, title and interest in and to the Docks Lease.

2.2.5 Dock Permit Interest. Each Seller’s right, title and interest in and to the Harbors View Permit.

2.2.6 Improvements. The Improvements.

2.2.7 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements (the “Fixtures”).

2.2.8 Personal Property. Each Seller’s right, title and interest in and to the Personal Property (but specifically excluding the “Consumables” and the “Other Inventory”, each as herein defined).

2.2.9 Intangible Assets. All of any Seller’s right, title and interest in and to any and all Owned Intellectual Property, building plans, specifications and drawings, surveys, environmental and soil reports, software licenses (but only to the extent owned by any Seller and not included in Licensed Intellectual Property), telephone numbers listing in directories, customer files, guest lists, credit records, labels, promotional literature (but only to the extent owned by any Seller and not included in Licensed Intellectual Property), security codes, all records and sales and other customer data, and any unexpired guaranties or warranties, relating to the Assets and/or the operation of the Business (but in all cases specifically excluding the Seller Liabilities and any Licensed Intellectual Property) to the extent that such items are transferable (collectively with the Licenses and Permits, Books and Records, Plans and Specifications, Warranties, Water Rights and Effluent Discharge Rights referred to as the “Intangible Assets”).

2.2.10 Contracts. All of any Seller’s right, title and interest in and to any maintenance, service and supply contracts, equipment leases, space leases (including without limitation, leases of any boat slips, dry stack storage and other storage spaces by any non-commercial tenant (collectively the “Slip Leases”)) and all other similar agreements affecting the Assets and/or the operation of the Business to the extent that such contracts are transferable (but in all cases specifically excluding the Seller Liabilities and any leases by any Seller, as lessee, of any M&E or Watercraft Fleet), which Contracts are set forth in Schedule 5.1.12, together with all deposits made or held by the applicable Seller thereunder, all to the extent that such prepayments and deposits are transferable (the “Contracts”). Purchaser agrees that pursuant to the terms of the Operating Leases, Purchaser shall make all such prepayments and deposits actually transferred to Purchaser by any Seller in accordance with the terms of this Agreement available to Tenant for purposes of operating the Business.

2.2.11 Licenses and Permits. All of any Seller’s right, title and interest in and to all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by any Seller with respect to the Real Property and to the extent that such licenses, permits, consents, authorizations, approvals, registrations and certificates are transferable, including, without limitation, those necessary for the use, operation, or occupancy of any of the Real Property or any Business operated thereon, but specifically excluding the Harbors View Permit referenced in Section 2.2.4 above, the Liquor Licenses and the Seller Liabilities, together with any deposits made by any Seller thereunder (the “Licenses and Permits”). A complete listing of Licenses and Permits will be provided by Seller to Purchaser during the Due Diligence Period and attached to this Agreement as Schedule 5.1.9 hereof.

2.2.12 Books and Records. All of the Seller’s books and records which relate to the Real Property or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”).

2.2.13 Plans and Specifications. All of each Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items within the possession or control of any Seller which specifically relate to any of the Real Property (the “Plans and Specifications”).

2.2.14 Warranties. All of each Seller’s right, title and interest in and to all warranties and guaranties held by such Seller with respect to any Improvements, to the extent that such warranties are transferable (the “Warranties”).

2.2.15 Water Rights. All right, title and interest of each Seller, in all water or riparian rights associated with or related to any Site which are necessary or required for the use or operation of the Business, including, without limitation, all documents, agreements and permits relating to access to and the use of any navigable waters (the “Water Rights”)

2.2.16 Watercraft Fleet. Each Seller’s right, title and interest in and to all boats and other personal watercraft inventories, together with all supplies related thereto, of every kind or nature owned and/or leased by any Seller as of the Closing Date and located at and used in connection with the operation of the Business at any of the Real Property, including without limitation, to the extent assignable by Sellers, any operating leases of any such boats or other watercraft by any Seller as lessee thereunder (the “Watercraft Fleet”).

2.2.17 M&E. Each Seller’s right, title and interest in and to all machinery and equipment, including forklifts and vehicles, together with all supplies related thereto, of every kind or nature owned and/or leased by any Seller as of the Closing Date and located at and used in connection with the operation of the Business at any of the Real Property, including without limitation, to the extent assignable by Sellers, any operating leases of any such machinery and equipment by any Seller as lessee thereunder (the “M&E”).

2.2.18 Effluent Discharge Rights. All right, title and interest of each Seller in all rights to discharge effluent to a water of a state or the United States in connection with the operation of the Business (the “Effluent Discharge Rights”).

Purchaser and Sellers acknowledge and agree that notwithstanding the fact that title to the above-described Assets will be conveyed and transferred to Purchaser at Closing in accordance with the terms of this Agreement, the Tenant shall have the right on and after the Closing Date to all requisite possession and/or licensed use, as applicable, of the Assets in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases.

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business.

2.3.2 Third-Party Assets. Those removable fixtures, personal property and intellectual property owned by (i) the supplier, vendor, licensor or other party under any Contracts, Licenses and Permits, or Plans and Specifications, (ii) the tenant under any Slip Leases or any other space lease at any of the Real Property, or (iii) any employees or any guests or customers of the Business.

2.3.3 Accounts Receivable. Seller’s accounts receivable and rents receivable.

2.3.4 Consumables; Other Inventory. All food, beverages, liquor, beer, wine, consumable supplies and inventories of every kind or nature owned by any Seller as of the Closing Date and located at and used in connection with the operation of the Business at any of the Real Property (the “Consumables”), as well as all other operating inventory of any kind (other than the Watercraft Fleet) owned by any Seller as of the Closing Date and located at and used in connection with the operation of the Business at any of the Real Property (the “Other Inventory”).

2.3.5 Excluded Land. Those certain land parcels associated with the Lake Front Site and the Harbors View Site and marked as excluded from sale or as excluded property on the plat maps attached hereto as Schedule 2.3.5 are hereby excluded from the Land and shall be an Excluded Asset (collectively, the “Excluded Land”). Prior to the Closing Date and to the extent not provided prior to the Effective Date, the applicable Seller(s) shall provide Purchaser with a reasonably satisfactory legal description for each portion of the Excluded Land.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price.

3.1.1 Purchase Price. Subject to Sections 3.5 and 4.8.3 below, the Purchase Price to be paid by Purchaser to Sellers for the Assets (the “Purchase Price”) shall be ONE HUNDRED SIX MILLION TWO HUNDRED NINETY THOUSAND AND NO/100 DOLLARS ($106,290,000.00), which shall be adjusted at Closing for the Prorations as expressly provided in this Agreement.

3.2 Deposit.

3.2.1 Deposit. Immediately upon execution and delivery of this Agreement, Purchaser shall deliver into escrow the amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00), which amount, together with any interest earned thereon, is hereinafter referred to as the “Deposit”. The Deposit shall be delivered to the Escrow Agent to be held in escrow in accordance with the terms of this Agreement and each of the Parties will execute and deliver any document or instrument or do any act or thing reasonably required by the Escrow Agent in connection therewith. All interest earned in said account of the Escrow Agent shall be reported by the Escrow Agent to the Internal Revenue Service as income to Purchaser (and Purchaser agrees to execute a W-9 form and any other federal tax documents necessary in connection therewith). The Escrow Agent shall not be liable for any loss occurring which arises from the fact that the amount of the Escrow Deposit may cause the aggregate amount of any depositor’s accounts contemplated under this Agreement to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an insured, interest-bearing account pursuant to the terms and conditions of this Agreement and any escrow agreement entered into in connection with the Deposit with the Escrow Agent, with such changes thereto as may be agreed to by the Sellers and the Purchaser, each acting reasonably. The Deposit shall be fully refunded to Purchaser if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement, but otherwise shall be non-refundable to the Purchaser.

3.2.3 Disbursement of Deposit to the Seller. At Closing, the Purchaser shall cause the Escrow Agent to disburse the Deposit to the Seller, and the Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit disbursed to the Seller. If this Agreement is terminated for any reason and the Purchaser is not entitled to a refund of the Deposit under an express provision of this Agreement, then, unless the Escrow Agent shall receive written instructions to the contrary, the Escrow Agent is hereby irrevocably authorized to immediately disburse the Deposit to the Sellers, and no later than two (2) Business Days after such termination, Purchaser shall deliver to the Escrow Agent any documentation required by the Escrow Agent, if any, to further authorize disbursement of the Deposit to the Sellers.

3.2.4 Refund of Deposits to the Purchaser. If this Agreement is terminated and the Purchaser is entitled to a refund of the Deposit this Agreement, then, unless the Escrow Agent shall receive written instructions to the contrary, the Escrow Agent shall disburse the Deposits to the Purchaser no later than two (2) Business Days after termination.

3.2.5 Instructions to Escrow Agent. If this Agreement shall be terminated by the mutual written agreement of Sellers and Purchaser, or if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between Sellers and Purchaser concerning to whom the Deposit should be paid and delivered, then and in any such event, the Escrow Agent shall pay and deliver such in accordance with the joint written instructions of Sellers and Purchaser. In the event that such written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon Sellers and Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead Sellers and Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.

3.2.6 Escrow Agent Costs and Expenses. If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between Sellers and Purchaser arising out of the holding of the Deposit in escrow, Sellers and Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses not to exceed a total of $2,000.00. Except for such costs or expenses, no fee or charge shall be due and payable to the Escrow Agent for its services as escrow holder only.

3.2.7 Duties and Obligations of Escrow Agent. By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Sellers and Purchaser hereunder.

3.2.8 No Liability to Escrow Agent. Purchaser and Sellers hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its negligence or willful misconduct; that the Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.

3.3 Payment of Purchase Price at Closing.

3.3.1 Payment of Purchase Price at Closing. At the Closing, the Purchaser shall pay to the Sellers by wire transfer an amount equal to the Purchase Price (as adjusted pursuant to Section 9.2), less the Deposit. The Purchaser shall cause the wire transfer of funds to be delivered to Escrow Agent no later than 4:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by the Purchaser to the Sellers or Escrow Agent pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among the Sites for federal, state and local tax purposes in accordance with Schedule 3.4, which Schedule shall be agreed upon and attached hereto on or before December 8, 2006. The Parties acknowledge and agree that the allocations to be set forth in Schedule 3.4 shall represent an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Sites. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to ARTICLE IX or any other provision in this Agreement. The Parties further agree that any further allocation of the Purchase Price among the Real Property and Personal Property for each Site, and other related asset classes for each Site, if applicable, shall be determined by Purchaser for its own purposes, in Purchaser’s sole and absolute discretion.

3.5 Purchaser Option Regarding Beaver Creek, Burnside and Harborage Sites.

3.5.1 Lease Amendments. Sellers and Purchaser hereby acknowledge and agree that (i) the term under the Beaver Creek Ground Lease (the “Beaver Creek Ground Lease Term”) expires on April 30, 2024, there are no extension terms available under such Lease, and the Beaver Creek Ground Lease Term is inadequate for Purchaser’s business purposes, (ii) the term under the Burnside Ground Lease (the “Burnside Ground Lease Term”) expires on April 30, 2024, there are no extension terms available under such Lease, and the Burnside Ground Lease Term is inadequate for Purchaser’ business purposes, and (iii) the term under the Harborage Docks Lease (the “Harborage Docks Lease Term”) expires on December 31, 2011, there are no extension terms available under such Lease, and the Harborage Docks Lease Term is inadequate for Purchaser’s business purposes. Accordingly, in the event that the respective Seller cannot, on or before the expiration of the Due Diligence Period, obtain an agreement upon commercially reasonable terms by the Department to extend the Beaver Creek Ground Lease Term or the Burnside Ground Lease Term and/or grant one or more renewal options under the terms of such applicable Lease(s) to extend the Beaver Creek Ground Lease Term or the Burnside Ground Lease Term, for a period not less than twenty-five (25) years from the Closing Date hereunder, or an agreement upon commercially reasonable terms by the City to extend the Harborage Docks Lease Term and/or grant one or more renewal options under the terms of such applicable Lease to extend the Harborage Docks Lease Term, for a period not less than twenty (20) years from the Closing Date hereunder, such agreements to be evidenced by a written amendment to the Beaver Creek Ground Lease (the “Beaver Creek Ground Lease Amendment”), the Burnside Ground Lease (the “Burnside Ground Lease Amendment”) and the Harborage Docks Lease (the “Harborage Docks Lease Amendment”) (the Beaver Creek Ground Lease Amendment, the Burnside Ground Lease Amendment and the Harborage Docks Lease Amendment are hereinafter individually a “Lease Amendment” and collectively, the “Lease Amendments”), which Lease Amendments shall be in form and substance acceptable to Purchaser, in Purchaser’s reasonable discretion and fully-executed and delivered to Purchaser prior to the expiration of the Due Diligence Period, then the remaining terms of this Section 3.5 shall govern. Notwithstanding any provision herein to the contrary, in the event that the Harborage Docks Lease Amendment contains any purchase or repurchase option exercisable by the lessor thereunder, or its successors or assignees, at any time prior to the expiration of the contemplated 20-year lease term thereof, such Harborage Docks Lease Amendment is hereby deemed to be inadequate for Purchaser’s business purposes and Purchaser shall not have any further right or option to then acquire the Harborage Site and the Assets pertaining thereto under the terms of this Section 3.5 or otherwise, unless otherwise consented to in writing by the Seller of the Harborage Site.

3.5.2 Lease Amendments.

(a) Harborage Docks Lease Amendment. In the event that the respective Seller does not deliver a fully-executed Harborage Docks Lease Amendment prior to the expiration of the Due Diligence Period, Purchaser shall have the right to elect by written notice to Sellers within five (5) days following the expiration of the Due Diligence Period, to (i) close on the purchase and sale of the Assets related to the Harborage Site notwithstanding Seller’s failure to obtain the applicable Lease Amendment, or (ii) proceed under Section 3.5.3 below. In the event that Purchaser elects to proceed under Section 3.5.3 below, then (a) at the Closing, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Harborage such Site (such price, as adjusted pursuant to Section 4.8.3 below is referred to herein as the “Reduced Purchase Price”), (b) for purposes of the Closing, this Agreement shall be deemed to have been amended to exclude all references to the Harborage Site, the Assets pertaining thereto, or any obligations of Purchaser or Seller hereunder with respect thereto, except those set forth in Section 3.5.3 and those obligations which otherwise survive according to the terms hereof, (d) for purposes of the Closing, all references to the defined term “Purchase Price” shall be deemed to refer to the “Reduced Purchase Price”, and (e) all fees, costs and expenses incurred by Purchaser and/or any Seller in connection with the aborted acquisition of the Assets related to any such Site shall be included as part of the Acquisition Costs relating to such Site to the extent that Purchaser acquires such Site in accordance with Section 3.5.3 hereof.

(b) Beaver Creek and Burnside Ground Lease Amendments. Seller shall exercise commercially reasonable good faith efforts to obtain from the Department and deliver to Purchaser on or before December 8, 2006 (the “Conditional Approval Date”), a conditional advance approval of probable transfer of lease or sublease, as applicable (the “Conditional Approval”), and which shall set forth the approval of the Beaver Creek Ground Lease Amendment and the Burnside Ground Lease Amendment and an agreement by the Department to execute and deliver the Beaver Creek Ground Lease Amendment and the Burnside Ground Lease Amendment on the Closing Date hereunder, subject only to delivery of fully-executed counterparts of the Beaver Creek Ground Lease Amendment and the Burnside Ground Lease Amendment and such other documentation or information as is customarily required by the Department (the “Supplemental Approval”). In the event that Sellers shall not obtain and deliver such Conditional Approval and Supplemental Approval on or before such Conditional Approval Date, then either Purchaser or Sellers shall have the right to elect, in their sole discretion, to terminate this Agreement, by providing written notice of such termination to the other Parties on or before that date which is five (5) days following the Conditional Approval Date, and in such event, this Agreement shall be terminated, the Deposit shall be returned to Purchaser and this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement; provided, however, in the event that Sellers elect to terminate this Agreement pursuant to the provisions of this Section 3.5.2(b), Purchaser may elect to proceed to Closing notwithstanding Sellers’ failure to obtain and deliver such Conditional Approval and/or Supplemental Approval on or before the Conditional Approval Date, in which event this Agreement shall not be terminated, and the Parties shall proceed in accordance with the provisions hereof. In the event that Sellers shall not obtain and deliver the Conditional Approval and/or Supplemental Approval on or before the expiration of the Due Diligence Period, Purchaser shall have the right, with respect to each Site for which such Conditional Approval and/or Supplemental Approval has not been delivered, to elect, upon written notice to Sellers within five (5) days following the expiration of the Due Diligence Period, to (i) close on the purchase and sale of the Assets related to each such Site notwithstanding Sellers’ failure to obtain such Conditional Approval and/or Supplemental Approval, or (ii) proceed under Section 3.5.3 below. In the event that Purchaser elects to proceed under Section 3.5.3 below, then (a) at the Closing, the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the applicable Site (such price, as adjusted pursuant to Section 4.8.3 below is referred to herein as the “Reduced Purchase Price”), (b) for purposes of the Closing, this Agreement shall be deemed to have been amended to exclude all references to the applicable Site, the Assets pertaining thereto, or any obligations of Purchaser or Sellers hereunder with respect thereto, except those set forth in Section 3.5.3 and those obligations which otherwise survive according to the terms hereof, (d) for purposes of the Closing, all references to the defined term “Purchase Price” shall be deemed to refer to the “Reduced Purchase Price”, and (e) all fees, costs and expenses incurred by Purchaser and/or any Seller in connection with the aborted acquisition of the Assets related to any such Site shall be included as part of the Acquisition Costs relating to such Site to the extent that Purchaser acquires such Site in accordance with Section 3.5.3 hereof.

3.5.3 Purchaser’s Option to Extend the Closing for Failure to Obtain the Harborage Docks Lease Amendment, the Beaver Creek Ground Lease Amendment, the Burnside Ground Lease Amendment, or Harbors View Estoppel. In the event that the respective Sellers do not deliver a fully-executed Lease Amendment with respect to the Harborage Site as provided for in Section 3.5.2(a), a Conditional Approval and Supplemental Approval with respect to the Beaver

Creek Site or the Burnside Site as provided for in Section 3.5.2(b), or the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit with respect to the Harbors View Site as provided for in Section 4.8 below (each affected Site being referred to herein as an “Affected Site”), and Purchaser has elected to proceed under this Section 3.5.3, Purchaser shall have the right, with respect to each Affected Site to extend the date for closing on such Affected Site for up to an additional twelve (12) months in order to provide Seller additional time to obtain the applicable Lease Amendment, Conditional Approval, Supplemental Approval and/or Third Party Estoppel and all terms and conditions and obligations of the Parties hereto with respect to the Assets, the Site or the Business operated thereon as provided for hereunder shall survive and continue in full force and effect up to and including the Affected Site Closing Date (or, if earlier, the date upon which this Agreement shall be terminated in accordance with the express provisions hereof). Within thirty (30) days of Seller’s written notice to Purchaser that it has obtained the applicable Lease Amendment, Conditional Approval, Supplemental Approval and/or Third Party Estoppel with respect to an Affected Site, and subject to the satisfaction of Purchaser’s Closing Conditions set forth in Section 7.1 with respect to the Affected Site (the “Affected Site Closing Conditions”) and subject to any right that the Purchaser or the Sellers may then have to terminate this Agreement pursuant to the express provisions of this Agreement, Purchaser shall, in accordance with the terms of this Agreement, close (the “Affected Site Closing”) on the purchase and sale of the Assets related to such Affected Site (the “Affected Site Closing Date”) for the Purchase Price allocated to such Site (the “Affected Site Purchase Price”), as set forth in Schedule 3.4 hereto. In the event that Purchaser shall elect to proceed under this Section 3.5.3 with respect to any Affected Site, (a) a portion of the Deposit equal to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) shall be credited against and used to fund the Reduced Price at the Closing and the remainder of the Deposit (the “Remaining Deposit”) shall not be credited against the Reduced Purchase Price but shall be retained by Escrow Agent and shall be credited against the Affected Site Purchase Price on the last Affected Site Closing Date occurring hereunder and (b) upon an Affected Site Closing, all fees, costs and expenses incurred by Purchaser and/or any Seller in connection with the acquisition of the Assets related to the Affected Site shall be included as part of Acquisition Costs in accordance with Section 9.7 hereof. If the respective Seller shall provide written notice to Purchaser that it has obtained the applicable Lease Amendment, Conditional Approval, Supplemental Approval and/or Third Party Estoppel and the Affected Site Closing Conditions shall have been fully satisfied with respect to an Affected Site, in the event that Purchaser shall default on its obligation to close on the purchase of such Assets on the Affected Site Closing Date, the Remaining Deposit shall be forfeited by Purchaser and Escrow Agent shall deliver the Remaining Deposit to Seller, Purchaser shall have no further right to acquire any Affected Sites hereunder and neither party shall have any further obligations to the other hereunder, except for those obligations which otherwise survive according to the terms hereof. Notwithstanding the foregoing, Purchaser may elect, in Purchaser’s sole and absolute discretion, at any time following the Closing Date hereunder and upon thirty (30) days written notice to the respective Seller, to proceed to close on the purchase and sale of the Assets related to all Affected Sites notwithstanding such Seller’s continued failure to obtain any applicable Lease Amendment, Conditional Approval, Supplemental Approval and/or Third Party Estoppel (and notwithstanding the failure of any Affected Site Closing Condition relating thereto), at which time the Remaining Deposit shall be credited against the Affected Site Purchase Prices. In the event that (A) the respective Seller shall not obtain the applicable Lease Amendments, Conditional Approval, and/or the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit with respect to any Affected Site, as applicable, on or before the expiration of twelve (12) months from the Closing Date hereunder, or (B) the applicable Lease Amendment, Conditional Approval, Supplemental Approval and/or the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit with respect to the Harbors View Site shall be obtained, however the Affected Site Closing Conditions with respect to any such Affected Site shall not be fully satisfied on or before the applicable Affected Site Closing Date, then, at Purchaser’s sole and absolute election within fifteen (15) days after the expiration of twelve (12) months from the Closing Date hereunder, either (a) (i) this Agreement and the provisions of this Section 3.5.3 shall terminate, (ii) the Remaining Deposit shall be refunded to Purchaser, and (iii) neither party shall have any further obligations to the other hereunder, except for those obligations which otherwise survive according to the terms hereof, or (b) proceed to close on the purchase and sale of the Assets related to all Affected Sites not yet acquire by Purchaser hereunder waiving all unsatisfied Affected Site Closing Conditions.

3.5.4 Cooperation. To the extent that Purchaser elects to acquire the Assets relating to the Harborage Site, the Harbors View Site, the Beaver Creek Site and/or the Burnside Site notwithstanding that the respective Sellers do not deliver a fully-executed Harborage Docks Lease Amendment, Beaver Creek Lease Amendment, Burnside Ground Lease Amendment or Third-Party Estoppel from Grand River Dam Authority (as applicable), and provided that any right of Sellers to terminate this Agreement shall have expired without exercise by Sellers, the parties shall cooperate with each other and use commercially reasonable efforts to obtain the applicable Lease Amendments and/or Third Party Estoppel following the Closing Date hereunder.

ARTICLE IV

DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect. Subject to the prior notification requirements set forth below, the Purchaser and the Purchaser’s Inspectors shall have the right to enter upon the Real Property to perform, at the Purchaser’s expense, such Inspections of and concerning the Real Property and other Assets and other tests, studies, reviews and investigations, as the Purchaser may deem appropriate. In connection with such Inspections, Purchaser covenants with Seller that the exercise of such inspection rights shall not materially interfere with the respective Seller’s operation of the Business, and Purchaser shall exercise such inspection rights in the least intrusive manner as reasonably possible. Purchaser shall have the right to conduct such Inspections at the Real Property upon at least two (2) Business Days’ notice to and coordination with Jo Wilsmann as the authorized representative of the Sellers (with such notice by Purchaser being required to set forth a name and telephone contact number for the representative of Purchaser coordinating such inspection activities), and Purchaser shall have the right, with an authorized representative of the Sellers present if Sellers so elect, to meet with any managers and employees of the Sellers to discuss the Business, including the revenues, expenses, operation and physical condition of the Business. In addition, the Purchaser shall have the right to contact any Governmental Authorities as it may elect in connection with this transaction or any Inspection; provided, however, Purchaser agrees that it shall not contact the Department, the City or the Grand River Dam Authority with respect to the applicable Lease Amendments, the Third-Party Estoppel for the Harbors View Permit or any consent to the assignment of the Ground Leases, the Submerged Land Leases, the Harborage Docks Lease, or the Harbors View Permit, without first obtaining the consent of Jo Wilsmann as the authorized representative of the Sellers. Purchaser shall indemnify and hold Sellers harmless from any costs, expenses, claims, injuries, accidents, or damage to or on any of the Real Property and/or any other Assets caused by Purchaser or Purchaser’s inspecting agents during Purchaser’s inspections or as the result of Purchaser’s inspections of or entry upon any of the Real Property. Purchaser shall promptly restore the Real Property and any other Assets to their original condition if damaged or changed due to the tests and inspections performed by Purchaser, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests. Purchaser’s obligations under this Section 4.1 shall survive the termination or Closing of this Agreement. Sellers shall furnish to the Purchaser copies of the following Sellers’ Due Diligence Materials, to the extent available and in any Seller’s possession or control and to the extent the same has not been previously furnished to Purchaser by any of the Sellers’ representatives, within five (5) days of the Effective Date, each of which, to the Seller’s Knowledge, is or will be a true, correct and complete copy of the document it purports to be:

(i) Copies of all Ground Leases, the Docks Lease, the Submerged Land Leases, and the Harbors View Permit, along with copies of all amendments, assignments, letter agreements or other material documents related thereto.

(ii) All Warranties.

(iii) All Licenses and Permits.

(iv) All Liquor Licenses.

(v) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property.

(vi) All records relating to any pending tax appeals relating to any of the Real Property or any of the other Assets.

(vii) Any Environmental Reports.

(viii) All title insurance policies or then current title commitments relating to any of the Real Property, along with copies of all title exception documents related thereto.

(ix) All documentation relating to any Third-Party Claim asserted in writing or any material notice from any Governmental Authority issued, in connection with any Seller or any Business, other than any such Third Party Claim that has been fully resolved (i.e. settled or finally adjudicated and, as applicable, paid in full) or material notice from a Governmental Authority relating to any matter that has been cured to the satisfaction of the Governmental Authority.

(x) Surveys, engineering and architectural plans, drawings and specifications all relating to any of the Real Property, including, without limitation, the Plans and Specifications.

(xi) All contracts affecting any of the Real Property in any material respect, including, without limitation, the Contracts.

(xii) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will or may be binding on the Purchaser.

(xiii) All material communications by any Seller with Governmental Authorities and any other documents relating to the material compliance with Applicable Law of any Seller.

Within five (5) Business Days after the written request of Purchaser, Sellers shall furnish or cause to be furnished to Purchaser all other information and documentation that Purchaser may reasonably request related to the Assets or any Business to the extent available and in any Seller’s possession or control. Should the proposed transaction not be completed, the Purchaser will promptly return to the Sellers all Sellers’ Due Diligence Materials previously provided by any Seller to Purchaser. Purchaser acknowledges and agrees that to the extent any of Sellers’ Due Diligence Materials are or have been prepared by any third party, such Sellers’ Due Diligence Materials shall be delivered to Purchaser without representation or warranty by any Seller as to accuracy, completeness or otherwise.

4.2 Matters Relating to Title.

4.2.1 Status of Title. Within thirty (30) days after the Effective Date hereof, Purchaser shall obtain a current title commitment to be issued by the Title Company with respect to the Land and the other Real Property interests hereunder, together with legible copies of all title exception documents (the “Title Commitment(s)”), as well as the Surveys, the reasonable expense of which shall be a Purchaser expense and included within Acquisition Costs under Section 9.7. Within fifteen (15) days of the Purchaser’s receipt of all of the Title Commitment(s) and the Surveys, the Purchaser shall deliver to Seller a written Notice specifying any defects in or objections to the title shown in the Title Commitments or the Surveys which in the Purchaser’s reasonable judgment adversely affect the Real Property which is the subject of such Title Commitment(s) or Surveys (the “Title Notice”). Any (a) lien or other exception contained in the Title Commitment(s) to which Purchaser timely objects, and (b) any encroachment by improvements on adjoining properties onto or over the Land or any encroachment of the Improvements onto or over adjoining properties, setback lines or easements (to the extent in violation thereof), or any other survey defects which adversely affect title to any of the Real Property, which are not otherwise Permitted Encumbrances, shall individually constitute a “Title Defect”, and collectively constitute the “Title Defects”. The Sellers shall notify the Purchaser in writing (the “Sellers’ Title Response”) within ten (10) days of the Sellers’ receipt of the Title Notice whether the Sellers will, exercising diligent efforts, cure any or all of the Title Defects as set forth in the Title Notice and which Title Defects, if less than all, Sellers will agree to cure. No Seller shall have any obligation to cure any Title Defect, but if Sellers shall agree, at their option, in the Sellers’ Title Response to cure any or all of the Title Defects, Sellers shall do so on or prior to the Closing Date at their own cost and expense, but subject to reimbursement of such cost and expense at Closing as an Acquisition Cost (other than the payoff of any lien or other exception securing the payment of money, which shall not be included within the Acquisition Costs). If Sellers do not agree in the Sellers’ Title Response to cure all of the Title Defects, then Purchaser may, at its option and as its sole and exclusive remedy, within five (5) days following the earlier of Purchaser’s receipt of Sellers’ Title Response or the expiration of Sellers’ ten (10) day response period described above (the “Title Review Expiration Period”), either (1) terminate this Agreement by giving Sellers written notice thereof, and in such event the Deposit shall be immediately returned to Purchaser, or (2) waive the Title Defects which Sellers have not elected to cure and proceed to consummate the purchase of the Assets subject to the uncured objections. Upon Purchaser’s failure to timely object to any of the Title Commitment(s) or the Surveys or to the extent otherwise waived by Purchaser hereunder, all matters shown on the Title Commitments or the Surveys shall thereafter be deemed a “Permitted Encumbrance” with respect to such Real Property. If the Sellers shall agree to cure any or all of the Title Defects, but are unable to complete the cure of same on or before Closing Date hereunder, the Purchaser shall have the right, in its sole and absolute discretion, to elect, upon written Notice to the Sellers, to either (i) postpone the Closing Date for a reasonable period not to exceed thirty (30) days to provide Sellers a reasonable opportunity to either (A) cure such uncured Title Defect(s) Sellers have previously agreed to cure, or (B) if Purchaser shall agree, in its reasonable discretion, to accept any available affirmative title insurance coverage with respect to such Title Defect, which affirmative title insurance coverage shall be at Sellers’ cost and expense to be reimbursed at Closing as an Acquisition Cost, and Sellers shall, in such event, provide Title Company such assurances as the Title Company may require to provide such affirmative title coverage and insure the Purchaser against any loss arising from such uncured Title Defect, or (ii) to proceed pursuant to Section 4.2.2 below.

4.2.2 Failure of Title. If on the Closing Date title to the Real Property is not insurable or is subject to any uncured Title Defect not otherwise deemed to constitute a Permitted Encumbrance in accordance with the foregoing, and if Sellers are unable or unwilling to cure the same, the Purchaser may elect, as its sole right and remedy, either (a) to accept such title to the Real Property as the respective Seller holds, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (b) to terminate this Agreement and proceed pursuant to Section 10.1 below.

4.2.3 Updated Title Commitment or Survey. If prior to Closing any update of any Title Commitment discloses any title exception which is objectionable to Purchaser, in Purchaser’s reasonable discretion, and which was not disclosed in the applicable Title Commitment, or any update previously obtained by the Purchaser, or any update of the Surveys obtained by the Purchaser discloses any defect or exception which is objectionable to Purchaser, in Purchaser’s reasonable discretion, and which is not disclosed in any prior Survey, or any update previously obtained by the Purchaser (each a “New Title Defect”), the Sellers shall remove or cure such New Title Defect at or prior to Closing. In the event that the Sellers fail to remove or cure such New Title Defect at or prior to Closing, the Purchaser shall be entitled to proceed under Section 4.2.1 above. The Sellers hereby agree that they shall not voluntarily create or permit to exist any New Title Defect. Notwithstanding any provision herein to the contrary, Sellers shall not be obligated to cure any New Title Defect not directly or indirectly caused by any action or inaction of any Seller (and provided that as to any lien resulting from any alleged non-payment by Sellers for labor or materials relating to the

Sites, Sellers shall be provided with a reasonable opportunity to contest the same in good faith and may cure such New Title Defect by providing a bond or other reasonable assurance of payment in the event that Sellers do not prevail in such contest).

4.2.4 Title Policies. At Closing, the Purchaser shall cause the Title Company to issue owner’s title insurance policies to the Purchaser pursuant to the Title Commitments, subject only to the Permitted Encumbrances (the “Title Policy(ies)”).

4.2.5 Conveyance of the Property. At Closing, the respective Sellers shall convey the respective Real Property to the Purchaser subject only to the Permitted Encumbrances.

4.3 Environmental Inspections and Reports Prior to the Effective Date of this Agreement, Sellers have provided to Purchaser for its review, a copy of any existing environmental reports, studies or notices which are in any Seller’s possession or control, if any. Purchaser has or will obtain on or before December 8, 2006, additional environmental studies related to the Sites (including both Level I and Level II studies), audits and other tests of the Real Property as may be deemed necessary by Purchaser to determine the existence of any environmental conditions on the Real Property which are unacceptable to Purchaser, in Purchaser’s reasonable discretion, or which reveal the existence of Hazardous Substances on or contaminating any of the Real Property above levels which exceed the allowable levels as set forth in the current Environmental Laws, the expense of which shall be paid by Purchaser and included as an Acquisition Cost under Section 9.7 (collectively referred to herein as, the “Environmental Reports”). If the Level I or Level II Environmental Reports reveal any Hazardous Substances on or contaminating any of the Real Property above levels which exceed the allowable levels as set forth in the current Environmental Laws or which reveal any environmental conditions on the Property which are otherwise unacceptable to Purchaser, in Purchaser’s reasonable discretion (each a “Disclosed Environmental Defect”), then not later than December 8, 2006 (the “Environmental Notification Date”), Purchaser may, at Purchaser’s election, (i) notify Sellers in writing (without setting forth in any detail or otherwise providing any specific or other description of the applicable objection or objections) that the environmental condition of the applicable Real Property is unacceptable to Purchaser, or, (ii) terminate this Agreement, by written notice to Seller, in which event the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement. To the extent that the Purchaser does not object in writing to a Disclosed Environmental Defect upon or prior to the Environmental Notification Date, then Purchaser shall be deemed to have waived its objection to such Disclosed Environmental Defect hereunder. Upon receipt of a notice from Purchaser pursuant to subsection (i) above, the respective Seller of the affected Real Property may request, in writing, a copy of the applicable Environmental Report(s), whereupon Purchaser shall promptly furnish to such Seller a copy of such Environmental Report(s), and within ten (10) days after receipt thereof, such Seller may elect, by written notice to Purchaser, to (a) agree to cause Remediation of the Disclosed Environmental Defects objected to by Purchaser (“Proposed Remediation”), and, within ten (10) days of Seller’s written notice to Purchaser of such election, provide Purchaser with written notice of the estimated time frame for completion of such Proposed Remediation, a total cost to complete such Proposed Remediation, and any other detail, information or documentation regarding such Proposed Remediation as may be requested or required by Purchaser, in Purchaser’s reasonable discretion, or (b) decline to pursue any Remediation of the condition(s) objected to by Purchaser, with it being agreed that if such Seller fails to provide Purchaser with a written response within ten (10) days after receipt of any such applicable Environmental Report(s), then such Seller shall be deemed to have declined to pursue Remediation of the applicable Disclosed Environmental Defects. Upon Purchaser’s receipt of Seller’s election under subsections (a) or (b) above, Purchaser may elect, by written notice to the Sellers to (x) accept such Proposed Remediation by the applicable Seller, or (y) in the event that such Proposed Remediation is not sufficient in Purchaser’s reasonable discretion to address the risks associated with the Disclosed Environmental Defect, accept such Proposed Remediation by the applicable Seller and require that, in addition to the completion of such Proposed Remediation, such Seller agree to execute and deliver an agreement to indemnify Purchaser, pursuant to which such Seller will agree to indemnify Purchaser against any and all loss, cost, liability or expense in connection with the Proposed Remediation, or any continuing adverse environmental condition(s) existing at the Real Property to the extent attributable to the Disclosed Environmental Defect to which such Proposed Remediation relates (each an “Environmental Indemnification”), or (z) terminate this Agreement prior to the expiration of the Due Diligence Period, by written notice to the Sellers, in which event the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement. In the event that Purchaser requests an Environmental Indemnification from any Seller pursuant to Subsection (y) above, such Seller(s) may decline to do so by written notice to Purchaser within ten (10) days after receipt of such request from Purchaser, whereupon this Agreement shall terminate and shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement.

If Purchaser agrees to accept such Proposed Remediation, Sellers shall complete such Proposed Remediation on or before the Closing Date hereunder, and shall, upon completion, provide to Purchaser any certificates of completion or no further action from any Governmental Authority or other third party, as may be available upon commercially reasonable terms and required by Purchaser, at Purchaser’s reasonable discretion. If any such Proposed Remediation shall not be completed on or before the Closing Date, the applicable Seller shall thereafter continuously and with all due diligence pursue such Proposed Remediation to completion following the Closing Date and the portion of the Purchase Price paid at the Closing Date shall be reduced by two hundred percent (200%) of the reasonably estimated cost to complete such Proposed Remediation as of the Closing Date, which amounts shall be held by Escrow Agent as security for the satisfactory completion of such Required Remediation pursuant to the terms of an escrow agreement executed at Closing reasonably satisfactory to such Seller(s) and Purchaser, and in the event that Purchaser will require and Seller has agreed to provide an Environmental Indemnification pursuant to subsection (y) and the related provisions above, Seller shall execute and deliver at Closing such Environmental Indemnification, which shall be in form and substance agreed upon by Seller(s) and Purchaser during the Due Diligence Period, pursuant to which Seller shall agree to indemnify Purchaser against any and all loss, cost, liability or expense in connection with the Remediation or any continuing adverse environmental condition (s) existing at the Real Property. Upon completion by the applicable Seller of any such Proposed Remediation following the Closing Date, such Seller shall provide to Purchaser any certificates of completion or “no further action” from any Governmental Authority or other third party, as may be available upon commercially reasonable terms and required by Purchaser, at Purchaser’s reasonable discretion. Once such Seller has provided Purchaser with such certificates upon completion of any such Proposed Remediation, the foregoing Purchase Price holdback shall be promptly paid in full by Purchaser to such Seller. Notwithstanding any provision herein to the contrary, Purchaser acknowledges and agrees that unless Sellers specifically request in writing from Purchaser a copy of any applicable Level I or Level II Environmental Reports, Purchaser shall not provide or furnish any Seller with a copy or summary of, or any excerpt from, any Level I or Level II Environmental Reports commissioned by Purchaser or received by Purchaser from any source other than directly from any Seller as a part of the Sellers’ Due Diligence Materials. Finally, if any of the Environmental Reports disclose any condition of the Real Property which would obligate Purchaser to report such information to a Governmental Authority under Applicable Law, then Purchaser shall so report such information, but only to the extent required to comply with its obligations under Applicable Laws. If Purchaser is otherwise obligated to report by law, then Purchaser may so report.

4.4 Contracts. On the Closing Date, all Contracts which are not objected to by Purchaser in accordance with the provisions below and which are not in violation of any Applicable Law shall be assigned by Sellers and assumed by Purchaser or such other party as Purchaser may direct as of the Closing Date (the “Assumed Contracts”) pursuant to the “Assignment and Assumption of Contracts” (as described in Section 8.3.5). On or before fifteen (15) days after the Effective Date, Purchaser shall identify in writing to Sellers (i) those Contracts which are acceptable to Purchaser and which will be assumed by Purchaser on the Closing Date hereunder, and (ii) those Contracts which are not acceptable to Purchaser and which Sellers shall be obligated to terminate at or prior to the Closing Date. If Sellers shall not agree in writing to terminate any material Contract which is deemed by Purchaser to be unacceptable, then Purchaser, as its exclusive remedy, may elect to terminate this Agreement by giving Sellers written notice of such termination within five (5) days after receipt of such notice from Sellers refusing to terminate the applicable Contract(s) deemed by Purchaser to be unacceptable, in which event, the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement. If Purchaser does not so terminate this Agreement, Purchaser shall accept and assume on the Closing Date hereunder those Contracts to which Purchaser previously objected and which Sellers have not agreed to terminate.

4.5 Inventory. During the Due Diligence Period and subject to the notice requirements of Section 4.1, Purchaser and its representatives shall be permitted to enter upon the Real Property for the purpose of taking an inventory of all tangible Personal Property related to the operation of the Business.

4.6 Purchaser’s Election Whether or Not to Proceed. From the Effective Date hereof through the date which is fifteen (15) days after the Effective Date, Purchaser may elect, in Purchaser’s sole and absolute discretion, for any reason or for no reason, not acquire the Assets. Thereafter, at all times prior to the expiration of the Due Diligence Period, Purchaser may elect not to acquire the Assets due to any materially adverse condition of any of the Assets that the applicable Seller has not agreed in writing to cure prior to the Closing Date in accordance with the provisions of this Agreement. If Purchaser notifies Seller and the Escrow Agent of such properly exercised election in writing prior to the expiration of fifteen (15) days after the Effective Date or the Due Diligence Period, as applicable, then in such event, the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligation to the other, except for those obligations or liabilities that expressly survive termination of this Agreement. Upon the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Purchaser, except in the case of an uncured default by any Seller hereunder after expiration of any applicable curative period, the failure of a Purchaser’s Closing Condition, or as otherwise expressly set forth herein. Notwithstanding the foregoing to the contrary, in any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement, pursuant to this Agreement, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by any Party hereto.

4.7 Operating Leases. During the Negotiation Period, Purchaser and Sellers shall, using good faith and diligent efforts, mutually agree upon all of the terms and conditions of the Lease Agreement, Sublease Agreement and Sub-Sublease Agreement, as applicable, for each Site which shall be entered into at Closing between Purchaser, as “Landlord”, and the Tenant, as “Tenant”, the form of which shall, prior to the expiration of the Negotiation Period, be attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively. Sellers and Purchaser hereby agree that each of the Operating Leases shall include those material terms as expressly set forth herein relating to Leases or Tenants’ rights and obligations under the Leases, and to the extent not conflicting with any of such express Lease provisions set forth herein, as set forth in Schedule 4.7 hereto (collectively the “Material Lease Terms”), which Material Lease Terms may be amended as reasonably necessary and as reasonably approved by Sellers to address any material defects or discrepancies shown by additional information discovered in the course of Purchaser’s Inspections hereunder, and which shall include, without limitation the following: (i) subject to Sellers’ obligations pursuant to Section 3.5 hereof, an initial term of twenty (20) years, with options to extend the term for four (4) additional periods of five (5) years each, subject to all of the then applicable terms and conditions of such Operating Lease; provided, however, the term of any Operating Lease shall not exceed the remaining term (including any renewal term(s)) of any underlying material lease or permit pertaining to the applicable Site; (ii) upon Landlord or Tenant obtaining, in the Parties’ mutual reasonable discretion, any extension of, or option to extend, the term (including the primary term as well as any renewal or extended term) of the underlying material lease or permit pertaining to the applicable Site, upon the election of Tenant, and provided Tenant shall not be in default under the applicable Operating Lease, the term (i.e. the primary term or any renewal thereof, as applicable) of the Operating Lease shall be extended to correspond with such extension or, as applicable, the Tenant shall be provided with a correlative option to extend the term (i.e. the primary term or any renewal thereof, as applicable) of such Operating Lease for the same period of time as the option relating to the material lease or permit; (iii) upon Tenant’s election to extend the lease term under any of the Operating Leases, Tenant shall be obligated to elect to extend the term under all Operating Leases; provided, however, the term of any Operating Lease shall not exceed the remaining term (including any renewal term(s)) of any underlying lease or permit pertaining to the applicable Site; provided, further, however, in the event that any underlying lease or permit pertaining to any Site shall have conditions, restrictions or prohibitions whereby simultaneous extension of the term of the applicable Operating Lease shall not be possible, Purchaser, Tenant and

Manager shall each cooperate with the other and exercise good faith efforts to eliminate such conditions or prohibitions (provided that, in the event that such conditions, restrictions or prohibitions with respect to such Operating Lease shall not be eliminated, despite Landlord’s and Tenant’s good faith efforts to do so, Tenant shall still have the right to exercise the option to extend under all of the other Operating Leases); and (iv) each Operating Lease shall be cross-defaulted with all other Operating Leases, such that a default under any one Operating Lease shall constitute a default under all Operating Leases. In the event that Purchaser and Sellers shall not have, prior to expiration of the Negotiation Period hereunder and after using good faith and diligent efforts at all times, agreed upon the terms and conditions of the Lease Agreements, Sublease Agreements and Sub-Sublease Agreements to be entered into at Closing, and attached the forms of the same as Exhibit B-1, Exhibit B-2 and Exhibit B-3, either Purchaser or Sellers may elect to terminate this Agreement within five (5) days of the expiration of the Negotiation Period, by written notice to the other, in which event the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement.

4.8 Consents and Approvals.

4.8.1 Required Consents. Notwithstanding any provision herein to the contrary, it is hereby acknowledged and agreed that Seller shall use commercially reasonable efforts, at Sellers’ sole cost and expense (but included within and reimbursed as an Acquisition Cost), on or before the expiration of the Due Diligence Period, any and all necessary authorizations, consents or approvals required under the Ground Leases, the Submerged Land Leases, the Docks Lease and the Harbors View Permit (other than the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit, which Purchaser acknowledges may not be obtained prior to Closing and with respect to which the closing of the sale of such Site may be extended pursuant to Section 3.5.3), from any Person, which are or may be required thereunder, or by Applicable Law, in connection with the transactions contemplated hereunder, including, without limitation, with respect to (i) the sale, transfer, conveyance or assignment of the Assets by any Seller to Purchaser, (ii) the subsequent lease, sublease or sub-sublease of the Assets to the Tenant, and (iii) to the extent required under the underlying Leases or Permit, the subsequent operation of the Business by the Manager under the Management Agreements (the “Required Consents”); provided, however, that notwithstanding the foregoing, any Requisite Consents by the Department may be satisfied by delivery of a Conditional Approval. Sellers shall provide to Purchaser at or prior to the expiration of the Due Diligence Period, written proof of any such Required Consents, which written proof shall be in form and substance satisfactory to Purchaser, in Purchaser’s reasonable discretion.

4.8.2 Failure to Deliver Required Consents, Other Consents and Third-Party Estoppels. No later than thirty (30) days after the Effective Date (the “Consent/Estoppel Date”), Purchaser shall provide to Sellers a list of the Required Consents, the Third Party Estoppels and/or any of the Other Consents that have not previously been delivered by Sellers to Purchaser (collectively, the “Remaining Consents/Estoppels”); provided that, for this purpose any Required Consents by the Department may be satisfied by delivery of a Conditional Approval. In the event that any of the Remaining Consents/Estoppels are not obtained prior to the expiration of the Due Diligence Period for any Site (other than the Harborage Docks Lease Amendment, the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit and the Conditional Approvals of the Department described in Section 3.5 hereof, with respect to each which Purchaser acknowledges that such item may not be obtained prior to Closing and with respect to which this Agreement may be terminated or the closing of the sale of such Site(s) may be extended as expressly permitted by Section 3.5.2, Section 3.5.3 and Section 4.8.3), Purchaser may elect, in its sole and absolute discretion, to extend the Closing Date for up to thirty (30) days in order to provide Sellers additional time to obtain such Remaining Consents/Estoppels (the “Extended Closing Date”). In the event Purchaser does not elect to extend the Closing Date pursuant to the preceding sentence, or in the event that Sellers, after using commercially reasonable efforts, do not obtain such Remaining Consents/Estoppels for the applicable Site (other than the Harborage Docks Lease Amendment, the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit and the Conditional Approvals of the Department described in Section 3.5 hereof, with respect to each which Purchaser acknowledges that such item may not be obtained prior to Closing and with respect to which this Agreement may be terminated or the closing of the sale of such Site may be extended as expressly permitted by Section 3.5.2, Section 3.5.3 and Section 4.8.3) on or before the Extended Closing Date, Purchaser may elect, in its sole and absolute discretion, to terminate this Agreement by providing written notice of such termination to the other Parties hereunder not later than five (5) days after the expiration of the Due Diligence Period or the Extended Closing Date, as applicable, whereupon, the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement.

4.8.3 Failure to Deliver Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit. In the event that the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit is not obtained prior to the expiration of the Due Diligence Period, Purchaser may elect, in its reasonable discretion, (i) to close on the purchase and sale of the Assets related to the Harbors View Site notwithstanding Sellers’ failure to obtain the Third-Party Estoppel from Grand River Dam Authority for the Harbors View Permit or (ii) proceed under Section 3.5.3 above. In the event that Purchaser elects to proceed under Section 3.5.3 above, then (a) at the Closing, the Purchase Price at shall be reduced by the amount of the Purchase Price allocated to the Harbors View Site (such reduced price, as the same may be adjusted pursuant to Section 3.5.2(a) above, is referred to herein as the “Reduced Purchase Price”), (b) for purposes of the Closing, this Agreement shall be deemed to have been amended to exclude all references to the Harbors View Site, the Assets pertaining thereto, or any obligations of Purchaser or Seller hereunder with respect thereto, except those set forth in Section 3.5.3 and those obligations which otherwise survive according to the terms hereof, and (c) for purposes of the Closing, all references to the defined term “Purchase Price” shall be deemed to refer to the “Reduced Purchase Price.”

4.9 CNL Mortgage Loan Documents. During the Negotiation Period, Purchaser and Sellers shall, using good faith and diligent efforts, mutually agree upon all of the terms and conditions of the CNL Mortgage Loan Documents which shall be entered into at Closing between Purchaser or an Affiliate of Purchaser, as lender, and the Tenant, as “Tenant”, the form of which shall, prior to the expiration of the Negotiation Period, be agreed upon in writing. Seller and Purchaser hereby agree that the CNL

Mortgage Loan Documents collectively shall include those material terms as set forth in Schedule 4.9 hereto (the “Material Loan Terms”), which Material Loan Terms may be amended as reasonably necessary and as approved by Sellers to address any material defects or discrepancies shown by additional information discovered in the course of Purchaser’s Inspections hereunder, and which shall include, without limitation the general mortgage terms set forth in Schedule 4.9 hereto. In the event that (i) the appraised values of the properties contemplated to secure the CNL Mortgage Loans do not total at least $42,500,000.00 and the Parties have not, prior to the expiration of the Negotiation Period hereunder and after using good faith and diligent efforts at all times, agreed in writing upon a mutually acceptable loan amount (based upon an 85% loan to value ratio), or (ii) the appraised value allocable to the Emeryville Marina is less than $5,300,000.00, or (iii) Purchaser and Seller shall not have, prior to expiration of the Negotiation Period hereunder and after using good faith and diligent efforts at all times, agreed in writing upon the terms and conditions of the CNL Mortgage Loan Documents to be entered into at Closing, then either Purchaser or Seller may elect to terminate this Agreement within five (5) days of the expiration of the Negotiation Period, by written notice to the other, in which event the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 The Seller’s Representations and Warranties. To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, each Seller hereby make the representations and warranties in this Section 5.1, as appropriate, upon which each Seller acknowledges and agrees that the Purchaser is entitled to rely, and as of Closing shall provide a Certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date and shall survive thereafter for the one (1) year period provided in Section 12.1.

5.1.1 Organization and Power. Each of the Sellers is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdictions in which the Assets are located, as applicable, and has all requisite power and authority to own the Assets and conduct the Business as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) Each of the Sellers has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by such Seller pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of the Seller’s Documents, (ii) the execution and delivery by each Seller of this Agreement and, when executed and delivered, each of the Seller’s Documents, and the performance by each Seller of its obligations under this Agreement and, when executed and delivered, each of the Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by such Seller, (iii) the execution and delivery of the Operating Leases by each Seller, as applicable, and the performance of such Seller of its obligations thereunder will, as of Closing, have been duly and validly authorized by all necessary action by such Seller,

(iv) this Agreement and, when executed and delivered, the Seller’s Documents constitute, or will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its and their respective terms, and (v) at Closing, the Operating Leases will constitute legal, valid and binding obligations of the Tenant, enforceable against the Tenant, in accordance with the respective terms thereof.

5.1.3 Title to the Real Property and Personal Property. Except for any Permitted Encumbrances, each of the Sellers is the undisputed owner of all of the Real Property related to its respective Sites as set forth herein and is the undisputed owner of all of the Personal Property and other Assets located at or used in connection with the Business operated at such Site, free and clear of all liens, mortgages, security interests and adverse claims (other than Permitted Encumbrances).

5.1.4 Consents and Approvals; No Conflicts. Subject to the recording of any of the Seller’s Documents as appropriate, (i) except for the consents and approvals which Seller shall use commercially reasonable efforts to obtain pursuant to Section 4.8, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by any of the Sellers of any of the Seller’s Documents, or the performance by any of the Sellers of any of its obligations under this Agreement or any of the Seller’s Documents or the consummation by any of the Sellers of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by such Seller prior to Closing and (ii) neither the execution and delivery by any Seller of this Agreement or any of such Seller’s Documents, nor the performance by any Seller of any of its obligations under this Agreement or any of such Seller’s Documents, nor the consummation by any Seller of the transactions described in this Agreement, will (A) violate any provision of such Seller’s organizational or governing documents, (B) violate any Applicable Law to which such Seller is subject, (C) subject to receipt of the approvals described in Sections 4.8 and 6.9, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel, any of the Ground Leases, Submerged Land Leases, the Docks Lease, the Harbors View Permit, or any of the Contracts, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.5 Condemnation. No Seller has received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to each Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

5.1.6 Compliance with Applicable Law. No Seller has received any written notice of, and to each Seller’s Knowledge, there is no, violation of any Applicable Law with respect to any of the Real Property which has not been cured or dismissed with prejudice.

5.1.7 Litigation. Except as disclosed in Schedule 5.1.7 attached hereto, no Seller has (i) been served with any court filing in any litigation with respect to any Assets or the Business in which such Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in a materially adverse affect on the Real Property, the Business, and Sellers’

title to all of the Assets, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets or the Business which has not been resolved, settled or dismissed with prejudice and which could reasonably result in a materially adverse affect on the Business or the Assets.

5.1.8 Taxes. All Taxes which would be delinquent if unpaid will be paid in full prior to the Closing Date or prorated at Closing as part of the Prorations pursuant to ARTICLE IX; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. No Seller has received any written notice for an audit or delinquency of any Taxes with respect to any portion of the Real Property which has not been resolved or completed. Except as disclosed in Schedule 5.1.7 attached hereto, no Seller is currently contesting any Taxes with respect to any portion of the Real Property. To each Seller’s Knowledge, all sales, use and payroll taxes to which the Business is subject have been paid and all tax returns and reports have been duly filed, except as disclosed in Schedule 5.1.7 attached hereto,.

5.1.9 Licenses and Permits. To each Seller’s Knowledge, each Seller has all licenses, permits, consents, authorizations, approvals, registrations, orders, franchises and certificates of any Governmental Authority necessary or desirable for the operation of the Business as currently conducted, all of which are included among the Licenses and Permits, other than the Liquor Licenses. All Licenses and Permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension, revocation, non-renewal or cancellation of any of such items are pending or, to the Knowledge of the Seller, threatened. Each Seller has made available to the Purchaser a true and complete copy of the Licenses and Permits. A complete listing of all material Licenses and Permits is attached hereto as Schedule 5.1.9.

5.1.10 Possession. Except for any space or other leases of any of the Real Property or any Improvements disclosed in any rent rolls provided to Purchaser prior to the Closing Date, no Seller has granted to any party any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.11 Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any Person other than the Purchaser has or will have any right to acquire title to all or any portion of the Assets.

5.1.12 Contracts. Copies of all material Contracts heretofore delivered to the Purchaser are true, correct and complete. With respect to each such Contract and to each Seller’s Knowledge: (a) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms and conditions following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; (iv) no party has repudiated any provision of the Contract; and (v) no Contract has, or shall have, a term extending beyond the expiration of the terms of the applicable Operating Lease. Seller’s shall use commercially reasonable efforts to secure the consent of any Person whose consent for an assignment of any material Contract is required (collectively the

“Other Consents”) on or prior to the Closing Date. On or prior to the expiration of fifteen (15) days after the Effective Date, Purchaser shall identify in writing to Sellers those material Contracts for which Sellers shall be required to use commercially reasonable efforts to obtain the Other Consents.

5.1.13 Municipal Assessment/Notices. There are no outstanding unpaid municipal assessment notices against the Assets. No Seller has received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

5.1.14 Bankruptcy. No Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and no Seller has ceased to pay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and no Seller has been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. No Seller has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Seller has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.15 Labor and Employment Matters. There exists no union, strike, work stoppage, or to any Seller’s Knowledge any union organizing, in respect of any Business, nor has any Seller received a petition or been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any Employees. No Seller is a party to any collective bargaining agreement or relationship with any labor union which affects the Real Property. Each Seller acknowledges that Purchaser will at no time employ or be deemed to employ any Employees of any Business and each Seller, as applicable, shall be responsible for the payment of all costs associated with any and all Employees of the Business or at the Real Property prior to Closing in its capacity as Seller, and Tenant under the Operating Lease shall be solely responsible for the payment of all costs associated with the Employees from and after Closing in its capacity as the Tenant under the Operating Leases. Accordingly, each Seller shall indemnify, defend and exonerate and save Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom, including, without limitation, any and all liability arising under the WARN Act as a result of the transactions contemplated herein.

5.1.16 ADA, WARN and COBRA. No Seller has received any written notice of any violation of, and to each Seller’s Knowledge, there is no violation of, any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Real Property, which violation has not been remedied. Purchaser acknowledges that with respect to the matters set forth in Sections 5.1.15 and 5.1.16, Sellers have no employees and that all employees at any of the Sites are and shall be employees of the Manager of such Site.

5.1.17 Construction Contracts. At Closing, there will be no outstanding Contracts made by any Seller for the construction, development or repair of any Improvements which have not been fully paid for, or provision for the payment of which has not been made by such Seller, and such Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not insured over the Title Company or bonded over pursuant to Applicable Law.

5.1.18 Insurance Policies. No Seller has received written notice from any insurance carrier of defects or inadequacies in the Real Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.19 General Condition of Property. To each Seller’s Knowledge, all material aspects of the Real Property as of the Closing Date, will be in good working order and repair, mechanically and structurally sound, and free from all material defects in materials and workmanship.

5.1.20 Environmental Condition of Property. Except as set forth in the Property Condition Evaluations and the Environmental Reports, there are no underground storage tanks on or under any of the Land, and to each Seller’s Knowledge, no Land or Improvements located thereon contain any Hazardous Substances and there are no Environmental Claims or Environmental Liabilities in respect of thereof.

5.1.21 Management Agreements. As of the Closing Date, no Seller will be party to any management agreement with respect to the Real Property that will not be terminated effective as of the Closing Date, and each Operating Lease shall require Tenant to enter into those certain management agreements at the Closing, the form of which shall be subject to the reasonable approval of Purchaser, between Tenant and Marinas International Consolidated, LP, a Delaware limited partnership (the “Manager”) (each a “Management Agreement” and collectively, the “Management Agreements”), which Management Agreements shall govern the operation of each of the Sites by Manager on behalf of Tenant. Each Operating Lease shall provide that (i) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Manager as long as (A) such transfer is a permitted transfer, as described below, or (B) following such transfer either of them shall continue to control the day to day business and affairs of the Manager, (ii) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Manager pursuant to bona fide estate planning transfers, (iii) Marshall Funk and J. Stan Johnson will be permitted to transfer their interests in the Manager to one or more successor Qualified Marina Operators (as hereinbelow defined) and (iv) any involuntary transfer of an interest in the Manager (e.g. due to the death or disability of Marshall Funk or J. Stan Johnson), shall not result in a breach of or default under the Management Agreements or the Operating Leases. For purposes of the Operating Leases, a “Qualified Marina Operator”

means a Person that has (A) the financial resources necessary to be a satisfactory successor controlling party in Manager, as reasonably determined by the landlords under the Operating Leases, and (B) the necessary expertise, qualifications and operational experience to be a satisfactory successor controlling party in the Manager, as reasonably determined by the landlords under the Operating Leases (provided, if such Person is a Certified Marina Manager (as certified by the International Marina Institute) then such Person will be deemed to have satisfied the requirements in subsection (B) hereof) ((A) and (B) are collectively, the “Operational Qualifications”). Each Management Agreement and each Operating Lease shall provide that (i) the Management Agreements shall not be modified or amended in any material respect without the prior written consent of the Landlord, (ii) each Management Agreement shall terminate upon the earlier to occur of the expiration or earlier termination of the corresponding Operating Lease, (iii) the Management Agreement and the rights and obligations of the Manager thereunder may not be transferred or assigned to any independent third party manager or operator, other than a Qualified Marina Operator, without the prior written consent of the Landlord, and (iv) any and all fees, expenses or other amounts payable to the Manager under the Management Agreements (other than a “Management Fee” for all of the Sites of six percent (6%) of gross revenues per annum in accordance with the provisions of the Operating Leases, which shall be used for purposes of calculating “Additional Minimum Rent” under such Operating Leases) shall be subject and subordinate to the payment of all “Minimum Rent” and “Additional Minimum Rent” under the Operating Leases.

5.1.22 Compliance with Permitted Encumbrances. No Seller has either received, or given, any written notice of any violation of any Permitted Encumbrance which has not been cured or dismissed.

5.1.23 Insurance. The Sellers’ Due Diligence Materials set forth a correct and complete list of each insurance policy maintained by each of the Sellers with respect to the respective Real Property and Business.

5.1.24 Finders and Investment Brokers. No Seller has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of any such Seller in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.1.25 Foreign Person. No Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.26 Financial Statements. The unaudited financial statements for each Business and the Real Property which have been or shall be provided to the Purchaser: (i) are true and complete copies in all material respects of the operating statements for such period prepared by the Sellers with respect to the Business; and (ii) have been prepared in accordance with consistently applied and generally accepted tax basis accounting practices and present fairly, in all material respects, the operation results of the Business for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements.

5.1.27 ERISA. Neither (i) any assets of any Seller, nor (ii) any funds to be used by any Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. No Seller is executing this Agreement and no Seller will be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by any Seller, nor the performance by any Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.28 Intellectual Property. Except as expressly set forth below, each Seller currently owns or has the right use, and shall, as of the Closing Date hereunder, owns or shall have the right use all Intellectual Property rights reasonably necessary (i) to operate its respective Business as it is currently being operated, and (ii) to convey those rights to Purchaser with respect to such owned, but not licensed, rights. For the purposes of this Agreement, “Intellectual Property” shall mean, as used or to be used in connection with the Assets or the operation of the Business, (i) any patent, copyright, trademark, service marks, trade dress, trade name, licenses, franchises, websites or domain name (regardless of whether such rights have been registered); (ii) registrations and applications for registration of any of the foregoing rights listed in clause (i) of this definition; (iii) trade secrets, confidential information, know-how, moral rights, processes, goodwill and other intangible assets of such Seller; (iv) data of any kind, including rights to use personally-identifiable information relating to any natural person or any e-mail address; and (v) any other intellectual property rights of any kind. Schedule 5.1.28 sets forth a true, complete and accurate list of all material Intellectual Property owned by each Seller, and the federal and/or state registration numbers with respect thereto, if any (“Owned Intellectual Property”). In addition, under the terms of the existing management agreements between the applicable Sellers and the current manager(s) of each of the respective Sites, or pursuant to other applicable licensing agreements, Sellers currently have rights to use the name “Marinas International” and other Intellectual Property owned by or licensed to Marinas International, including without limitation, logos, websites, domain names, e-mail addresses and licensed software, in connection with the Assets and the operation of the Businesses (all of the foregoing items described in this sentence being collectively referred to as “Licensed Intellectual Property”), and no Seller has received notification of any claims or actions by any party disputing or challenging any Seller’s right to use any such name or other Licensed Intellectual Property. None of the Licensed Intellectual Property or any rights to utilize any of the Licensed Intellectual Property will be transferred or assigned by Sellers to Purchaser, it being agreed that under and subject to the terms of the Management Agreements, Tenant shall have the right to utilize the Licensed Intellectual Property in connection with the operation of the Assets and the Businesses under the terms of the Operating Leases (and, to the extent that Manager is retained by Purchaser or any successor tenant of the Sites to provide management services, then Purchaser or such successor tenant may be provided with the right to use such Licensed Intellectual Property pursuant to the terms of the applicable management agreement between the Manager and the Purchaser or such successor tenant).

5.1.29 Labor Disputes. During the three (3) years preceding the date hereof, the Business has not experienced any labor disputes. There are no outstanding claims or actions or, to the Seller’s Knowledge, threatened claims or actions, by any current or former Employee of any Seller against such Seller or such Seller’s Business.

5.1.30 Personal Property. Each Seller holds good and marketable title to, and the entire right, title and interest in and to, its respective Personal Property, free and clear of any and all leases, liens, encumbrances, liabilities or other claims, except for the Permitted Encumbrances and as otherwise set forth on Schedule 5.1.30 attached hereto and by this reference incorporated herein. If a listing of all Personal Property at each of the Sites is desired by Purchaser, then not later than ten (10) days prior to the expiration of the Due Diligence Period, Purchaser shall prepare and furnish to Sellers a draft list of all such Personal Property for review and approval, and the final such Personal Property listing approved by Sellers shall be attached hereto as Schedule 5.1.30.

5.1.31 Patriot Act. Each Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons,” or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.32 Water Rights. The Water Rights constitute all rights reasonably necessary or required for the continued operation of the Assets and each Business.

5.1.33 Effluent Discharge Rights. The Effluent Discharge Rights constitute all rights reasonably necessary for the discharge of effluent in connection with the operation of the Assets.

5.1.34 Existing Use. To each Seller’s Knowledge, the Assets, the use thereof and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any Governmental Authority to be in a flood plain area. To each Seller’s Knowledge, there are no conditions or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the existing uses and other uses ancillary thereto.

5.1.35 Restriction of Access. To each Seller’s Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of any of the Real Property from any highway or road leading directly to or abutting any part of any of the Real Property.

5.1.36 Construction of Improvements. All of the Improvements have been constructed in accordance with the Plans and Specifications and the building permits and other governmental approvals therefor in all material respects.

5.1.37 Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Business as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full. No Seller has received any notice stating that the provision of utilities violates any public or private easement.

5.1.38 Ground Leases/Submerged Land Leases/Docks Lease/Harbors View Permit. Each Seller represents and warrants that (i) the Ground Leases, the Submerged Land Leases, the Docks Lease and the Harbors View Permit to which such Seller is a party are in full force and effect, and to such Seller’s Knowledge, and to each Seller’s Knowledge, no party thereto is in breach or default under any obligation thereunder, or any provision thereof, and (ii) with respect to the Ground Leases, the Submerged Land Leases, the Docks Lease, and the Harbors View Permit, except as otherwise expressly provided for herein to the contrary, the consent of all Persons whose consent is required for the assignment of the interests therein and the subsequent leasing of same to the Tenant pursuant to the Operating Leases, as provided for herein has been, or will be, secured on or prior to the Closing Date; provided, however, that notwithstanding the foregoing, any Required Consent by the Department may be satisfied by any delivery of a Conditional Approval.

5.2 The Purchaser’s Representations and Warranties. To induce the Sellers to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that each Seller is entitled to rely.

5.2.1 Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. The Purchaser has full power and authority to execute and deliver this Agreement and, upon the approval of the Board of Director’s of Purchaser, which approval shall be obtained during the Due Diligence Period, all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or as of Closing, will be, duly and validly authorized by all necessary actions by the Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s

Documents, or the consummation by the Purchaser of the transactions described in this Agreement or any of the Purchaser’s Documents, other than the written consent and approval of the Purchaser’s Board of Directors. Except as specifically set forth in the previous sentence, neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

ARTICLE VI

COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Seller’s Due Diligence Materials, the Purchaser’s Inspection reports or any other documents, materials, data or other information with respect to the Assets or the Businesses which is not generally known to the public shall be kept confidential and the Parties agree that they shall not disclose such information to any person or entity, other than to their respective counsel, shareholders, directors, lenders, advisors, consultants or employees or otherwise as required by Applicable Law or already in the public domain. Nothing herein shall restrict or limit the Sellers from communicating with tenants or other parties in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting any Seller’s company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property, subject to Section 6.1.3.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement or disclosure regarding the transactions described in this Agreement without the prior approval of the other Party. The Seller and the Purchaser shall approve the timing, form and substance of any such public announcement or disclosure, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement or disclosure under Applicable Law, in which case no such approval by the other Party shall be required.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business and to reasonably request written or verbal confirmation of zoning and any other compliance by the Real Property or the Business with any Applicable Laws.

6.2 Improvements. Any improvements or other work at any of the Sites performed prior to Closing, and any costs or expenses incurred in connection therewith, shall be the responsibility of the Seller.

6.3 Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the date of this Agreement until the Closing or earlier termination of this Agreement, each Seller shall (i) operate, manage and maintain the Assets and conduct the Business in the Ordinary Course of Business, (ii) maintain and repair the Assets in the Ordinary Course of Business, (iii) maintain insurance coverage consistent with such Seller’s risk management policies in place as of the date hereof, and (iii) maintain the Consumables, the Other Inventory, the M&E and the Watercraft Fleet at levels that are consistent with Par Level (as defined below). As used herein, “Par Level” means, with respect to each category of Consumables, the Other Inventory, the M&E and the Watercraft Fleet, as applicable, the amount of Consumables, the Other Inventory, the M&E and the Watercraft Fleet, as applicable, maintained by the Business, and/or located at the Real Property, in the ordinary course of the day to day operation of the Business, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the twelve (12) months preceding the Effective Date.

6.3.2 Contracts. From the date of this Agreement until the Closing or earlier termination of this Agreement, no Seller shall either, (i) amend, extend, renew or terminate any existing Contracts without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, provided that such consent of the Purchaser shall not be required for any commercially reasonable amendment, extension, renewal or termination of any existing Contract to the extent the same will be assumed by the Tenant under the terms of the Operating Lease, (ii) enter into any new Contracts, leases, license agreements or management agreements with respect to the Business or Real Property, without the Purchaser’s prior written consent, which may be granted or withheld in its reasonable discretion, provided that such consent of the Purchaser shall not be required for any commercially reasonable new Contracts, leases, license agreements or management agreements to the extent the same will be assumed by the Tenant under the terms of the Operating Lease.

6.3.3 Ground Leases/Submerged Land Leases/Docks Lease/Harbors View Permit. From the date of this Agreement until the Closing, Seller shall perform under and comply with (or cause its applicable Affiliates to perform under and comply with) all terms and conditions of the Ground Leases, the Submerged Land Leases, the Docks Lease and the Harbors View Permit.

6.3.4 Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, no Seller shall create any Title Exception which adversely affects any portion of the Real Property.

6.4 Licenses and Permits. Seller shall be responsible for utilizing commercially reasonable efforts to obtain the transfer to Purchaser of all Licenses and Permits (to the extent transferable) which are reasonably required for the operation of the Business as presently conducted. Seller and Purchaser shall each cooperate with the other and with Tenant and shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other commercially reasonable actions to effect the transfer of Licenses and Permits (to the extent transferable) or issuance of new licenses and permits as of the Closing (or as soon as reasonably possible thereafter). Notwithstanding the foregoing, unless prohibited by Applicable Law and to the extent transferable, Purchaser shall cause each Seller to transfer or assign to the Tenant under each Operating Lease, all such Licenses and Permits required to be held or utilized by Tenant in connection with its leasing of the Assets pursuant to such Operating Lease, in which event the respective Seller shall be responsible for any necessary transfers of such Licenses and Permits.

6.5 Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. Each Seller shall have the right (in common with Purchaser) to commence, continue and settle any proceeding to contest any Taxes relating to the Assets, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, each Seller shall indemnify, pay, save and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Seller exercising its rights under this Section 6.5.1. This Section 6.5.1 shall survive the Closing for such period of time as the Operating Leases are in effect.

6.5.2 Cooperation. Each Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any deminimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.2 shall survive the Closing.

6.6 Notices and Filings. Each Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the other (at no cost or expense to the Party whose cooperation is requested, other than any deminimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property, the Business or the other Assets.

6.7 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, each Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, each Seller and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any deminimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement as may be reasonably necessary.

6.8 Compliance; Property Maintenance. Each Seller shall perform under and comply with the Contracts, Licenses and Permits and shall continue to make all payments due thereunder prior to delinquency; provided, however, that on and after the Closing Date, Purchaser shall be obligated for the performance under and compliance with all post-Closing obligations under Contracts assumed by Purchaser in accordance with Section 4.4 and under all Licenses and Permits transferred to Purchaser in accordance with the terms of this Agreement. Each Seller shall maintain its Assets in good condition and repair in accordance with industry standards and current operating standards, and maintain adequate supplies and inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. No Seller shall sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Business, which supplies or materials shall be replaced as used) unless replaced with an item of like value, quality and utility if such item is of the type normally kept and maintained at the applicable Site, with Seller being allowed to sell or otherwise dispose of specialty or specially-order items without requirement to replace the same.

6.9 Estoppel Certificate. Subject to the provisions of Section 3.5 hereof, each Seller shall attempt to obtain estoppel certificates upon commercially reasonable terms from the landlords under the Ground Leases, the Submerged Land Leases and the Docks Lease, and any third parties under any leases, subleases or concession agreements affecting any of the Sites (specifically excluding tenants under any Slip Leases and excluding the Grand River Dam Authority for the Harbors View Permit, which Purchaser acknowledges may not be obtained as of the Closing and with respect to which the closing of such Site may be extended pursuant to Section 3.5.3) as required by Purchaser as a result of its due diligence regarding the Assets and deliver the same to Purchaser at least five (5) business days prior to the Closing Date, in form and substance satisfactory to Purchaser, in Purchaser’s reasonable discretion, including, without limitation, estoppel certificates from any third parties under any lease, sublease or concession agreements (specifically excluding tenants under any Slip Leases and Grand River Dam Authority for the Harbors View Permit) regarding the Real Property or the Business or regarding any of the Personal Property used in the operation of the Business, any material service or maintenance contracts or regarding any material easement or access agreements or any restrictive covenants which may affect the Real Property (each a “Third-Party Estoppel” and collectively, the “Third-Party Estoppels”). In accordance with Section 4.8.2 hereof, not later than thirty (30) days following the Effective Date, Purchaser shall identify any Remaining Consents/ Estoppels that have not been delivered by Sellers to Purchaser. The failure of Sellers to cause delivery of the Remaining Consents/Estoppels at Closing shall be a Purchaser’s Closing Condition hereunder, the failure of which shall constitute a Seller’s

Default hereunder, in which event Purchaser shall have the right to proceed under Section 10.1 hereof, except as otherwise provided in Sections 4.8.2 and 4.8.3 hereof.

6.10 Exclusivity. Each Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale or refinancing of the Assets or any portion thereof or an interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.11 Employees.

6.11.1 Notice. Each Seller will take all actions necessary to ensure compliance with the WARN Act pursuant to Section 5.1.16 above and shall indemnify, save, pay, defend and hold harmless Purchaser from and against any and all liability relating to a failure to take any action or to provide any notice required under the WARN Act or any applicable state law.

6.11.2 Liability of Seller and Purchaser. Each Seller shall and hereby agrees to indemnify and save Purchaser harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered prior to or after Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “Benefits”) and Seller shall remain liable for and hereby indemnifies, pays, saves and holds Purchaser harmless from and against all Benefits due to employees under plans in which Business employees participate prior to or after Closing, and all payments due on the plans providing such Benefits. Each Seller shall also remain responsible for and hereby indemnifies, pays, saves and holds Purchaser harmless from any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of the transactions contemplated hereunder, whether due to such Seller’s employment policies or as a matter of law. Each Seller agrees to give all affected employees notice of termination of participation of employees working at the Business in any applicable 401(K) or other pension or retirement plan affecting the employees.

6.11.3 Indemnities. Each Seller shall indemnify, save, pay and hold Purchaser harmless from and against any claim by any Business employee, for Seller’s failure to pay (a) such employees’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes prior to the Closing Date as to which they may be entitled, (b) benefits, whenever due, provided under plans in which Business employees participated prior to Closing, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to employees arising prior to Closing. Purchaser acknowledges that with respect to the matters set forth in Sections 6.11.1, 6.11.2 and 6.11.3, Sellers have no employees and that all employees at any of the Sites are and shall be employees of the Manager of such Site.

6.12 Liquor Licenses. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Purchaser acknowledges that Applicable Law may prohibit the transfer or assignment of any liquor licenses currently utilized for the operation for the Business in accordance with current operating standards (collectively, the “Liquor Licenses”). To the extent permitted by Applicable Law, Liquor Licenses will be transferred to Tenant at Closing. In the event that Applicable Law prohibits such transfer, Tenant shall apply for (with the cooperation of the applicable Seller) and obtain a new Liquor License for the applicable Site. In the event such new Liquor License is not available as of the Closing Date hereunder, to the extent permitted by Applicable Law, Seller and Tenant shall enter into an interim beverage services agreement upon such terms and conditions as may be acceptable to Seller and Tenant in order to ensure continuous service of alcoholic beverages at the applicable Site.

6.13 Audit. Based on disclosure requirements under applicable federal securities laws, Purchaser has requested that Sellers allow their respective books relating to the Sites to be audited. Prior to execution of this Agreement by all parties, an audit of such books was commenced. The parties recognize that such audit will likely not be completed by Closing. To the extent that such audit is not completed by Closing, the parties agree to use commercially reasonable efforts to cause such audit to be on or before January 31, 2007. In this regard, each party agrees to cooperate with the accounting firm performing such audit and Sellers agree to provide such accounting firm with reasonable access to the Sites and the relevant books and records, before and, as applicable, following the Closing. Purchaser agrees that the fees and expenses of the accounting firm performing the foregoing audit shall be the sole expense and responsibility of the Purchaser and shall be paid by the Purchaser without regard to whether any or all of the transactions described herein shall close (provided that Purchaser may be entitled to recover the costs of the audit as part of its actual costs to the extent permitted by Section 10.1 hereof). Purchaser’s obligation to pay the fees and expenses of the audit as set forth herein shall survive the termination or Closing of this Agreement.

ARTICLE VII

CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 Sellers’ Deliveries. All of the Sellers’ Closing Deliveries for each Seller hereunder shall have been delivered to the Purchaser, or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing. In connection with the foregoing condition, (i) prior to the Consent/Estoppel Date, Purchaser shall provide a reasonably detailed written listing to Sellers of all Remaining Consents/Estoppels that are otherwise required to be delivered by any Seller in accordance with the other terms of this Agreement as part of the Sellers’ Closing Deliveries, but which have not yet been delivered to Purchaser in the form required by the terms of this Agreement and (ii) upon or prior to the expiration date of the Due Diligence Period, Purchaser shall provide a reasonably detailed listing to Sellers of all Lease Amendments that are otherwise required to be delivered by any Seller in accordance with the other terms of this Agreement as part of Sellers’ Closing Deliveries, but which have not yet been delivered to Purchaser in the form required by this Agreement. Any Lease Amendments, Third Party Estoppels and Other Consents not described in such listings shall be deemed to have been delivered in satisfactory form.

7.1.2 Representations and Warranties. The representations or warranties of each Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. All covenants and obligations of the each Seller under this Agreement shall have been performed in all material respects.

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue an owner’s or leasehold title insurance policy, as the case may be, for each of the Sites, with all standard exceptions deleted (to the extent such deletions are available under Applicable Law), all requirements for issuance of the policy satisfied and deleted, and no exceptions to coverage other than the Permitted Exceptions.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a violation of any Environmental Law in any material respect with respect to any of the Sites.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.8 Operating Leases. The Operating Leases shall be executed by Tenant, each in the form agreed to during the Negotiation Period in accordance with the terms of Section 4.7 and attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, and shall have been delivered to the Purchaser, or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.9 Management Agreements. The Management Agreements, the form of which shall be approved by Purchaser in accordance with the terms of Section 5.1.21 hereof, shall be executed by Tenant and Manager and a copy thereof delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.1.10 Required Consents; Other Consents. Seller shall have obtained and delivered to Purchaser all Required Consents and Other Consents to the extent required under Section 4.8.3 hereof, and shall have obtained and delivered any and other required material consents or approvals from any other Governmental Authorities, or as may otherwise be required under Applicable Law, in connection with any of the transactions contemplated under hereunder.

7.1.11 Third-Party Estoppels. Seller shall have obtained and delivered to Purchaser all Third-Party Estoppels to the extent required under Section 4.8.3 hereof.

7.1.12 CNL Mortgage Loans. Emeryville Marina, LLC, Scott’s Expansion #1, Ltd., Scott’s Marinas at Lake Grapevine, Ltd. and Pier 121 Service Company, Inc. shall have executed and delivered all CNL Mortgage Loan Documents in the form agreed to during the Negotiation Period in accordance with the terms of Section 4.9 to Purchaser, or Purchaser’s designated Affiliate, or deposited the same with Escrow Agent in the Closing Escrow, to be delivered to Purchaser, or Purchaser’s designated Affiliate, at Closing.

7.2 Failure of Any Purchaser’s Closing Condition. If any of the Purchaser’s Closing Conditions is not satisfied at the Closing (a “Purchaser’s Closing Condition Failure”), then the Purchaser shall have the right to elect, in the Purchaser’s sole and absolute discretion, to exercise its rights and remedies under Section 10.1 hereunder.

7.3 Sellers’ Closing Conditions. The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Sellers’ Closing Conditions”):

7.3.1 Receipt of the Purchase Price. The Purchaser shall have paid to the Sellers, or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Sellers upon satisfaction of the Purchaser’s Closing Conditions hereunder, the Purchase Price in readily available funds, as adjusted for Prorations pursuant to ARTICLE IX hereof.

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Sellers or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Sellers at Closing.

7.3.3 Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Operating Leases. The Operating Leases shall be executed by Purchaser, each in the form agreed to during the Negotiation Period in accordance with the terms of Section 4.7 and attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, and shall have been delivered to the Tenant or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Tenant, as the case may be, at Closing.

7.3.6 CNL Mortgage Loans. The CNL Mortgage Loans shall close and fully fund simultaneous with the transactions contemplated hereunder, and Purchaser shall have executed and delivered all CNL Mortgage Loan Documents in the form agreed to during the Negotiation Period in accordance with the terms of Section 4.9 to Emeryville Marina, LLC, Scott’s Expansion #1, Ltd., Scott’s Marinas at Lake Grapevine, Ltd. and Pier 121 Service Company, Inc., as applicable, or deposited the same with Escrow Agent in the Closing Escrow, to be delivered to Emeryville Marina, LLC, Scott’s Expansion #1, Ltd., Scott’s Marinas at Lake Grapevine, Ltd. and Pier 121 Service Company, Inc., as applicable, at Closing.

7.4 Failure of the Sellers’ Closing Conditions. If any of the Sellers’ Closing Conditions (including without limitation, the full funding of the CNL Mortgage Loans), is not satisfied at the Closing (a “Sellers’ Closing Condition Failure”), then the Sellers shall have the right to elect, in the Sellers’ sole and absolute discretion, to exercise their rights and remedies under Section 10.2 hereunder.

ARTICLE VIII

CLOSING

8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Sellers and the Purchaser, but in any event on or before the date which is ten (10) days after the expiration of the Due Diligence Period (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date shall be the Outside Closing Date.

8.2 Closing Escrow. The Closing shall take place by means of a Title Company escrow (the “Closing Escrow”), in which case at or prior to the Closing (i) the Purchase Price to be paid by the Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by the Sellers and the Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Prorations pursuant to ARTICLE IX) and the Deposit shall be disbursed to the Sellers and the documents deposited into the Closing Escrow shall be delivered to the Sellers and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Sellers’ Closing Deliveries. Subject to the provisions of Section 3.5 hereof, at the Closing, each of the Sellers shall deliver or cause to be delivered to Escrow Agent all of the following documents, as appropriate and applicable, each of which shall have been duly executed by such Seller (or such other party as specifically set forth therein) and acknowledged (if required), and other items, set forth in this Section 8.3 (collectively, the “Sellers’ Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit C , together with a copy of all appropriate resolutions, consents and approvals.

8.3.2 Deeds. Special Warranty Deeds, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit D, conveying the applicable Real Property to the Purchaser, subject only to the Permitted Encumbrances.

8.3.3 Bills of Sale. Special Warranty Bills of Sale, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit E, transferring the applicable Personal Property to the Purchaser on the terms set forth therein; provided, however, each Seller shall convey or transfer to Tenant title to or possession of the

Consumables and the Other Inventory (each of which is an Excluded Asset) owned by such Seller in connection with the operation of the respective Sites by the Tenant under the Operating Leases.

8.3.4 Assignment and Assumption of Intangible Assets. An Assignment and Assumption of Intangible Assets, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit F, assigning without representation or warranty the Intangible Assets to Purchaser, or such other party as Purchaser may direct, but specifically excluding any Seller Liabilities related thereto and any Licensed Intellectual Property, on the terms set forth therein; provided, however, that though legal title to the Intangible Assets will be transferred to Purchaser, the Tenant shall have the right to all requisite use, possession and/or transfer, as applicable, of the Intangible Assets in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases.

8.3.5 Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit G, assigning the Contracts to Purchaser, but specifically excluding any Seller Liabilities related thereto, on the terms set forth therein; provided, however, Sellers shall, if Purchaser so directs, in Purchaser’s sole discretion, transfer all of the Contracts and Licenses and Permits (to the extent transferable under Applicable Law) to the Tenant in connection with the operation of the Sites by the Tenant under the Operating Leases; provided further, however, that (a) though legal title to the applicable Contracts will be transferred to Purchaser, (a) the Tenant shall have the right to all requisite use, possession and/or transfer, as applicable, of such transferred Contracts in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases, and (b) Purchaser agrees that pursuant to the terms of the Operating Leases, Purchaser shall make all such prepayments and deposits actually transferred to Purchaser by any Seller in accordance with the terms of Section 2.2.10 or any other provision of this Agreement available to Tenant for purposes of operating the Business.

8.3.6 Assignment and Assumption. As required under Section 4.8 hereof, with respect to each of the Beaver Creek Ground Lease, the Burnside Ground Lease, the Easthill Park Ground Sublease, the Pier 121 Ground Lease, the Lake Front Submerged Land Lease, the Sandusky Submerged Land Lease and the Harborage Docks Lease, a Consent, Assignment and Assumption and Estoppel, the form or forms of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit H, assigning the same to Purchaser, and with respect to the Harbors View Permit, an Assignment and Assumption, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit I, assigning to Purchaser the Harbors View Permit.

8.3.7 Intentionally Deleted.

8.3.8 Purchase Option Agreements/Memoranda of Purchase Option Agreements. With respect to the Purchase Options, (i) the Manasquan Purchase Option Agreement the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit L, (ii) a Memorandum of Manasquan Purchase Option Agreement the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit M, (iii) the Harborage Purchase Option Agreement the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit N and (iv) a Memorandum of Harborage Purchase Option Agreement the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit O

8.3.9 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from any Seller to issue the Title Policies.

8.3.10 Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property.

8.3.11 FIRPTA Certificates and Title Affidavits. An affidavit from each Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements and an affidavit from each Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the title policy that such Seller has not done or caused to be done any work on the Real Property that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Closing.

8.3.12 Original Documents. To the extent not previously delivered to the Purchaser, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits, Books and Records, keys and lock combinations, which shall be located at the Real Property on the Closing Date and deemed to be delivered to the Purchaser upon delivery of possession of the Real Property.

8.3.13 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.14 Authority Documents. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of each Seller.

8.3.15 Estoppel Certificates. All Third Party Estoppels to the extent required pursuant to Sections 4.8 and 6.9.

8.3.16 Property Related Deliveries. On the Closing Date, to the extent the foregoing have not heretofore been delivered to Purchaser and to the extent in Sellers’ or its Affiliates’ possession, Sellers shall cause to be delivered to Purchaser: (i) any Plans and Specifications for the Improvements; (ii) all unexpired Warranties which any Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements, to the extent available and in Seller’s possession or control; (iii) all keys and duplicate keys for the Improvements; (iv) originals, or copies if originals are not available, of all

Contracts that will remain in effect after the Closing; (v) all certificates of occupancy, Licenses and Permits for the Real Property; (vi) all Books and Records relating to the operation of the Business, whether kept in paper or electronic form; (vii) certificates of title to any and all vehicles the ownership of which is transferred to Purchaser hereunder, which title shall show the transfer from the respective Seller to Purchaser; and (viii) all other materials owned by any Seller and necessary for the continuity of Business, together with all files, advertising and promotional information and materials (to the extent advertising and promotional information and materials are not included in Licensed Intellectual Property); provided, however, that though legal title to the foregoing items will be transferred to Purchaser, Sellers shall deliver actual possession of such items to the Tenant and the Tenant shall have the right to all requisite use, possession and/or transfer, as applicable, of such items in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases.

8.3.17 Termination of Management Agreements and Operating Leases. Evidence reasonably satisfactory to Purchaser evidencing the termination of any existing management agreements with respect to the Real Property or the Business, except to the extent assumed by the Tenant or replaced with the Management Agreements.

8.3.18 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.3.19 CNL Mortgage Loan Documents. Fully-executed counterparts of the CNL Mortgage Loan Documents required to be executed by Tenant.

8.3.20 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser on the Title Company in order to consummate the transactions described in this Agreement.

8.4 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”), as follows:

8.4.1 Purchase Price. The Purchase Price (as adjusted for Prorations pursuant to ARTICLE IX) to be paid by the Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Purchase Price to the Sellers.

8.4.3 Closing Certificate. A closing certificate, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit K, together with a copy of all appropriate resolutions, consents and approvals.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Sellers under Section 8.3 which require execution by the Purchaser;

8.4.5 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser.

8.4.6 Operating Leases. Fully-executed counterparts of the Operating Leases.

8.4.7 CNL Mortgage Loan Documents. Fully-executed counterparts of the CNL Mortgage Loan Documents required to be executed by Purchaser.

8.4.8 Intellectual Property License/Sub-License Agreements. An Intellectual Property License Agreement, the form of which shall be agreed upon between the Parties prior to the expiration of the Due Diligence Period and attached hereto as Exhibit J, pursuant to which Purchaser will license the Owned Intellectual Property to the Tenant for requisite use in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases. Purchaser acknowledges that under the terms of the Management Agreements, Manager will license or sublicense, as applicable, the Licensed Intellectual Property to the Tenant for requisite use in connection with the operation of the Sites by the Tenant pursuant to the terms of the Operating Leases (and, to the extent that Manager is retained by Purchaser or any successor tenant of the Sites to provide management services, then Purchaser or such successor tenant may be provided with the right to use such Licensed Intellectual Property pursuant to the terms of the applicable management agreement between the Manager and the Purchaser or such successor tenant).

8.4.9 Other Documents. Such other documents and instruments as may be reasonably requested by the Sellers or the Title Company in order to consummate the transactions described in this Agreement.

8.5 Possession. Each Seller shall deliver possession of the Assets to the Purchaser, subject only to the Permitted Encumbrances and the rights of the Tenant under the Operating Leases, upon completion of the Closing.

ARTICLE IX

PRORATIONS AND EXPENSES

9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Real Property as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Sections 9.2 and 9.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth in Section 9.2.

9.2 Prorations.

9.2.1 Taxes and Assessments. Each Seller shall be responsible for payment of all Taxes prior to Closing in its capacity as a Seller under this Agreement. All non-delinquent real estate taxes and assessments on the Sites will be prorated as of the Closing Date based on the actual current tax bill. If the Closing takes place before the real estate taxes are fixed for the tax year in which the Closing Date occurs, the apportionment of real estate taxes as of the Closing Date will be made on the basis of the real estate taxes for the immediately preceding tax year based upon the maximum discount allowed, with such proration of taxes to be promptly adjusted after Closing when the actual amount of such taxes for the year of Closing is known and certain. All delinquent taxes and all delinquent assessments, if any, on the Sites will be paid at Closing from funds accruing to Seller.

9.2.2 General Operating Income and Expenses. Except as set forth herein, the parties acknowledge and agree that any other income and expense items that are customarily prorated in transactions of this nature, including, without limitation but without duplication of any other provision herein, pre-paid expenses (but expressly excluding outstanding free passes and gift certificates) shall be prorated at Closing.

9.2.3 Event Deposits: Purchaser shall receive no credit for any and all prepaid deposits for any outings or other social or recreational functions reserved at the Sites (collectively, the “Event Deposits”), but such unearned Event Deposits shall be transferred by the applicable Seller to Tenant at Closing.

9.2.4 Income and Expense. The parties hereby agree all income received from the operation of the Business at the Sites through the day before Closing shall be the property of Seller; accordingly, all expenses derived that from the operation of the Business at the Sites through the day before Closing shall be the obligation of Seller. All income received with the operation of the Business at the Sites as of and after the Closing Date shall be the property of Purchaser (subject to the terms and provisions of the Operating Leases); accordingly, all expenses derived from the operation of the Business at the Sites as of and after the Closing Date shall be the obligation of Purchaser (subject to the terms and provisions of the Operating Leases).

9.2.5 Method of Proration: All prorations will be made as of midnight of the day before Closing, based on a 365 or 366-day year, as applicable, with Seller retaining all earned income and earned revenue and paying all expenses accrued as of said date.

9.2.6 Proration Credit Under Operating Lease. To the extent that Purchaser receives any credit against the Purchase Price resulting from any prorations attributable to post-Closing periods in accordance with the terms of this ARTICLE IX, Purchaser acknowledges and agrees that Tenant shall receive a corresponding benefit and credit with respect to the obligations of Tenant to pay base rent under the terms of the Operating Leases; provided, however, that if the amount of such credit exceeds more than one full month of base rent payable under all of the Operating Leases, Tenant shall be entitled under the terms of the Operating Leases to require that such excess amount be distributed to Tenant as of the Closing Date for usage in the conduct of the Business in accordance with the terms of the Operating Leases.

9.3 Taxes. All sales, privilege, use and occupancy taxes, if any, due or to become due in connection with the operation of the Real Property or revenues received from the Real Property prior to the Closing Date will be paid by the Sellers. Each Seller shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any use of the Real Property for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Real Property for the period prior to the Closing. Each Seller shall be entitled to any refunds of any taxes arising out of or relating to any use of the Real Property for periods of time prior to and including the Closing Date.

9.4 Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of each Seller, utility or other deposits made by such Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the respective Seller. Each Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property through and including the day preceding the Closing Date in its capacity as a Seller hereunder, and, subject to any credits in favor of Tenant pursuant to the terms of Section 9.2.6, Tenant under the Operating Lease shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property from and including the Closing Date.

9.5 Employees. If applicable, each Seller will comply with the notice requirements under the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any employees terminated by such Seller in connection with this transaction. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of such Seller attributable to any time period up to, upon and after the Closing.

9.6 Reconciliation and Final Payment. The terms and provisions of this ARTICLE IX shall survive Closing. The amount of the prorations will be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Each Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (or with respect to taxes on the Real Property and Personal Property, promptly after the date that the actual amount of such taxes for the year of Closing is available).

9.7 Acquisition Costs. In addition to the Purchase Price, Purchaser or Seller, as applicable and as noted herein, shall pay for the following items in connection with this transaction (collectively, the “Acquisition Costs”), and with respect to such Acquisition Costs actually incurred and paid by any Seller, provided the Closing shall occur and Sellers provide reasonable documentation supporting their expenditures, the Sellers shall be reimbursed on the Closing Date, on a collective basis, for such actual Acquisition Costs up to the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (“Reimbursed Seller Acquisition Costs”): (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections shall be paid by Purchaser; (ii) the fees and expenses of the Purchaser’s attorneys, accountants and consultants shall be paid by Purchaser; (iii) the fees and expenses incurred by Purchaser in connection with the preparation and issuance of the Title Policies shall be paid by Purchaser; (iv) the fees and expenses for any updates to the Environmental Reports and

Surveys shall be paid by Purchaser; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by the Purchaser shall be paid by Purchaser; (vi) all of the fees and expenses for the Escrow Agent shall be paid by Purchaser; (vii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets shall be paid by Purchaser; (viii) the fees and expenses of the Sellers’ attorneys, accountants and consultants (other than for the auditing agency or accountants engaged by Sellers to perform the audit required by Purchaser due to SEC requirements) shall be paid by Sellers; (ix) the fees and expenses of the auditing agency or accountants engaged by Sellers to perform the audit required by Purchaser due to SEC requirements shall be paid directly by Purchaser and shall not be included within Acquisition Costs to the extent the inclusion of such fees would cause the aggregate amount of all Acquisition Costs, including the Reimbursed Seller Acquisition Costs, to exceed three percent (3%) of the total Purchase Price hereunder; and (x) all other expenses specified as an Acquisition Cost herein shall be paid by the applicable party specified in the applicable provision. The Acquisition Costs shall be used to calculate minimum base rent under the Operating Leases, as provided for therein, and will be subject to adjustment after the Closing outside of Escrow as and when complete and accurate information becomes available, if such information is not readily available at the Closing. Each Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing, and notwithstanding any provisions to the contrary set forth herein, (1) the aggregate amount of all other Acquisition Costs, including the Reimbursed Seller Acquisition Costs, shall not exceed three percent (3%) of the total Purchase Price hereunder, and (2) the Reimbursed Seller Acquisition Costs shall be paid to Sellers in full without regard to the effect or impact the same have on the foregoing three percent (3%) limitation.

ARTICLE X

DEFAULT AND REMEDIES

10.1 A Seller’s Default. If, at or any time prior to Closing, any Seller fails to perform in any material respect its covenants or obligations under this Agreement (other than any Purchaser’s Closing Condition Failure, it being agreed that no curative period is hereby afforded for any failure by any Seller to cause all of the Purchaser’s Closing Conditions to be timely performed and that any Purchaser’s Closing Condition Failure shall automatically constitute a Seller’s Default), and such failure and such failure remains uncured more than fifteen (15) days after such Seller receives written notice of such failure from Purchaser (each a “Seller’s Default”), then the Purchaser may elect as its sole and exclusive remedy, one of the following remedies: (a) terminate this Agreement, in which case the Deposit shall be refunded to the Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement (except those which expressly survive such termination), (b) waive such Seller’s Default and proceed to Closing without any reduction in or setoff against the Purchase Price (except with respect to monetary liens), or (c) the right to pursue an action for reimbursement of any and all actual out of pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated hereunder (including, to the extent that the Purchaser is the prevailing party, any costs or expenses incurred by the Purchaser in the collection or enforcement of its rights hereunder).

10.2 Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement (other than any Sellers’ Closing Condition Failure, it being agreed that no curative period is hereby afforded for any failure by Purchaser to cause all of the Sellers’ Closing Conditions to be timely performed and that any Sellers’ Closing Condition Failure shall automatically constitute a Purchaser’s Default), and such failure remains uncured more than fifteen (15) days after the Purchaser receives written notice of such failure from any Seller (a “Purchaser’s Default”), to (a) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposit shall be disbursed to the Sellers in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement (except those which expressly survive such termination), or (b) proceed to Closing pursuant to this Agreement.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that the Sellers would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the parties agree that the Sellers shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as the Sellers’ sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, the Sellers shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

10.4 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this ARTICLE X or ARTICLE XII for punitive or lost profits or other consequential or special damages.

ARTICLE XI

RISK OF LOSS

11.1 Casualty. If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged or destroyed by fire or any other casualty causing a Material (as defined below) loss or damage (a “Casualty”), the Sellers shall give written notice of each Casualty to the Purchaser promptly after the occurrence of such Casualty, and then the Purchaser shall have the right to elect, by providing written notice to the Sellers within thirty (30) days after the Purchaser’s receipt of the Sellers’ written notice of such Casualty, to (i) terminate this Agreement in its entirety, or (ii) proceed to Closing, without terminating this Agreement in any respect, in which case the Sellers shall (A) provide the Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible plus any uninsured amount of the reasonably estimated repair or restoration cost, and (B) transfer and assign to the Purchaser all of the Sellers’ right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by any Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by any Seller for the period prior to the Closing. If the Purchaser fails to provide written notice of its election to the Sellers within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of this preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. If at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged by fire or any other casualty but not to the extent of a Material loss or damage, then Purchaser shall not have the right to terminate this Agreement, but Sellers shall (A) provide the Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible plus any uninsured amount of the reasonably estimated repair or restoration cost, and (B) transfer and assign to the Purchaser all of the Sellers’ right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by any Seller with respect to the Real Property, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by any Seller for the period prior to the Closing.

11.2 Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), the Sellers shall give written notice of such Condemnation to the Purchaser promptly after any Seller receives notice of such Condemnation, then the Purchaser shall have the right to elect, by providing written notice to the Sellers within thirty (30) days after the Purchaser’s receipt of the Sellers’ written notice of such Condemnation, to (A) if such Condemnation is a Material Condemnation, terminate this Agreement in its entirety, or (B) proceed to Closing, without terminating this Agreement, in which case the Sellers shall assign to the Purchaser all of any Seller’s right, title and interest in all proceeds and awards from such Condemnation (whether a Material Condemnation or otherwise). If the Purchaser fails to provide written notice of its election to the Sellers within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within the Purchaser’s thirty (30) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period.

11.3 Definition of “Material”. For the purposes of Section 11.1 and 11.2, “Material” refers to the following: (a) loss or damage to any Real Property associated with any Site hereunder such that the cost of repairing or restoring such Real Property to substantially the same condition existing prior to the date of the casualty thereto would be, in the opinion of an architect or a qualified licensed contractor mutually agreed to by Sellers and Purchaser, equal to or greater those amounts set forth on Schedule 11.3 attached hereto; and (b) any loss due to a Condemnation which permanently and materially impairs the current use of the Real Property.

ARTICLE XII

SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. Sellers’ obligations in respect of the representations and warranties set forth in ARTICLE V hereof are updated as of the Closing in accordance with the terms of this Agreement, and shall survive Closing for a period of one (1) year (the “Survival Period”). Sellers shall have no liability to Purchaser for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Sellers prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against the respective Seller within six (6) months of the expiration of such Survival Period (the “Action Period”). Furthermore, Sellers

shall have no liability to Purchaser for a breach of any representation or warranty to the extent such breach was actually known to Purchaser as of the Closing and Purchaser nonetheless elected to proceed with Closing.

12.2 Indemnification by the Sellers. Subject to the limitations set forth in this ARTICLE XII and any other express provision of this Agreement, each Seller shall indemnify, save, insure, pay, defend and hold harmless the Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent, and only to the extent, resulting from (a) any breach of any representation or warranty of such Seller in this Agreement to the extent such breach was not actually known to Purchaser as of the Closing Date, (b) any breach by such Seller of any of its covenants or obligations under this Agreement to the extent such breach was not actually known to Purchaser as of the Closing Date, and (c) any and all third party claims arising out of the development and construction of the Real Property, the ownership, use and operation of the Assets, and the operation of the Business prior to the Closing (collectively, the “Seller Liabilities”). For purposes of the foregoing, Purchaser shall be deemed to have actual knowledge of (i) any matter disclosed in any Exhibits or Schedules to this Agreement, (ii) any matter disclosed in any of the documents or materials provided by any Seller to the Purchaser prior to Closing and listed in Schedule 12.2 hereto, and (iii) any matter disclosed in any report, study, review or survey of any of the Sites performed by or on behalf of Purchaser and actually delivered to Purchaser or any of its agents or consultants prior to the Closing Date. The terms of this Section 12.2 shall survive Closing for the Survival Period. No Seller shall have any liability to Purchaser for any indemnification claim unless written notice containing a description of the specific nature of such indemnification claim shall have been given by Purchaser to such Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against such Seller within the Action Period, in which event the full amount of such valid claims shall be actionable. Purchaser agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from any Seller, and no Seller shall be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or service contracts.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE XII, the Purchaser shall indemnify and hold harmless the Sellers’ Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of the Purchaser in this Agreement, and/or (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement. The terms of this Section 12.3 shall survive Closing for the Survival Period. No claim for any of the foregoing shall be actionable or payable if the item in question results from or is based on a condition, state of facts or other matter which was actually known to Seller prior to Closing. Purchaser shall have no liability to any Seller for a breach of any covenant, representation or warranty or for any indemnification claim unless written notice containing a description of the specific nature of such breach or indemnification claim shall have been given by such Seller to Purchaser prior to the expiration of the Survival Period and an action shall have been commenced by such Seller against Purchaser within the Action Period, in which event the full amount of such valid claims shall be actionable. Each Seller agrees to first seek recovery under any insurance policies and service contracts prior to seeking recovery from Purchaser, and Purchaser shall not be liable to such Seller if such Seller’s claim is satisfied from such insurance policies or service contracts.

12.4 Indemnification Procedure; Notice of Indemnification Claim.

12.4.1 If any of the Sellers’ Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee until such Indemnitee provides written Notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

12.4.2 Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice satisfactory to the Indemnitee so long as (a) the Indemnitor notifies the Indemnitee in writing within fifteen (15) days after the Indemnitee has given Notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (b) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (c) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (e) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

12.4.3 So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 12.4.2 above, (a) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (b) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and (c) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee.

12.4.4 In the event any of the conditions in Section 12.4.2 is or becomes unsatisfied, however, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (b) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (c) the Indemnitor will remain responsible for any Indemnification Loss the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this ARTICLE XII.

12.5 Exclusive Remedy for Indemnification Loss; Interpretation. Except for claims based on fraud, the indemnification provisions in this ARTICLE XII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. The Parties shall take into account the time cost of money (using the prime rate as reported from time to time in The Wall Street Journal as the discount rate) in determining Indemnification Loss for purposes of this ARTICLE XII. All indemnification payments under this ARTICLE XII shall be deemed adjustments to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to any Seller:

[Add Name of Applicable Seller]

c/o Marinas International

11226 Indian Trail

Suite 200

Dallas, TX 75229

Attention: Mr. Stan Johnson

   Mr. Marshall Funk

Fax: (972) 406-5221

Phone: (972) 406-5213

With a copy to:

Locke Liddell & Sapp, LLP

2200 Ross Avenue

Suite 2200

Dallas, TX 75201

Attention: Donald A. Hammett, Jr., Esq.

Fax: (214) 740-8800

Phone: (214) 740-8582

If to the Purchaser:

CNL Income Partners, LP

450 S. Orange Avenue, 5th Floor

Orlando, Florida 32801

Attention: Tammie Quinlan, Chief Financial Officer

   Amy Sinelli, Vice President and Corporate Counsel

Fax: (407) 540-2544

Phone: (407) 650-1000

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32801

Attn: William T. Dymond, Jr., Esq.

Fax: (407) 843-4444

Phone: (407) 843-4600

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.1.1 under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

13.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3 Assignment. Neither the Sellers nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion; provided, however, that Purchaser shall have the right to designate one or more wholly-owned Affiliates entities to receive title or may assign this Contract, wholly or partially, to any Affiliate or Affiliates of Purchaser. For the purposes of this Section 13.3, the sale of a Controlling interest in any Party (or any Person with Control of any Party) shall constitute an assignment of this Agreement.

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement. The Parties acknowledge and agree that the provisions of this Agreement relating to the Operating Leases and the rights of the Tenant with respect to same are for the benefit of, and may be enforced by, the Sellers, and that the provisions of this Agreement relating to the Operating Leases and the rights of the Landlord with respect to the same are for the benefit of, and may be enforced by, the Purchaser.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

13.8 Governing Law. This Agreement shall be governed by the laws of the state of Texas.

13.9 Waiver of Trial by Jury. Each Party hereby waives its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement.

13.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

13.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement. Notwithstanding the foregoing to the contrary, in the event that any exhibit or schedule referred to herein is not attached to the Agreement as of the Effective Date, such exhibit and/or schedule, as applicable, shall be agreed upon and attached hereto on or before December 8, 2006, failing which either Party may elect to terminate this Agreement by providing written notice of such termination to the other Parties hereunder not later than five (5) days thereafter, whereupon the Deposit shall be returned to Purchaser, this Agreement shall be null and void and of no further force or effect, and the Parties shall have no further obligations to the other, except for those obligations or liabilities that expressly survive termination of this Agreement.

13.12 Liability of Interest-Holders in Purchaser, Sellers and Their Respective Affiliates. Each of the Sellers agrees and acknowledges that none of the members, partners, officers, directors, shareholders or other holders of beneficial interests of or in the Purchaser or any of the Purchaser’s Affiliates shall be personally liable for any obligation or responsibility of the Purchaser or any of its Affiliates hereunder by virtue of being a member, partner, officer, director, shareholder or holder of any beneficial interest of or in the Purchaser or any of its Affiliates. The Purchaser agrees and acknowledges that none of the members, partners, officers, directors, shareholders or other holders of beneficial interests of or in any Seller or any Affiliate of any Seller shall be personally liable for any obligation or responsibility of any Seller or any its Affiliate of any Seller hereunder by virtue of being a member, partner, shareholder or holder of any beneficial interest of or in any Seller or any Affiliate of Seller.

13.13 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement.

13.14 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties, provided, however, either Sellers or Purchaser may, in writing, (i) extend the time for performance of any of the obligations of the other, but only to the extent of any extended performance period expressly provided for herein, (ii) waive any inaccuracies and representations by the other contained in this Agreement, (iii) waive compliance by the other with any of the covenants contained in this Agreement and (iv) waive the satisfaction of any condition that is precedent or subsequent to the performance by the party so waiving of any of its obligations under this Agreement.

13.15 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.16 Purchase Option for Option Tracts. In consideration of the agreements of the Sellers under this Agreement, the receipt and sufficiency of which are hereby acknowledged and confessed, Purchaser hereby (i) grants to the Crystal Point Seller, upon and subject to the terms and conditions set forth in this Section 13.16 below, an irrevocable purchase option (the “Manasquan Purchase Option”) covering that certain approximately 8.53-acre portion of the Manasquan Land more particularly described or depicted in Schedule 13.16(a) attached hereto (the “Manasquan Purchase Option Tract”) and (ii) grants to the Harborage Seller, upon and subject to the terms and conditions set forth in this Section 13.16 below, an irrevocable purchase option (the “Harborage Purchase Option” and together with the Manasquan Purchase Option, collectively, the “Purchase Options”) covering that certain portion of the Harborage Land more particularly described or depicted in Schedule 13.16(b) attached hereto (the “Harborage Purchase Option Tract” and together with the Manasquan Purchase Option Tract, collectively, the “Option Tracts”):

(a) The cash purchase price (the “Manasquan Purchase Option Price”) to be paid by the Crystal Point Seller to Purchaser at the closing of the acquisition by the Crystal Point Seller of the Manasquan Purchase Option Tract shall be determined in accordance with Schedule 13.16(a); the cash purchase price (the “Harborage Purchase Option Price”) to be paid by the Harborage Seller to Purchaser at the closing of the acquisition by the Harborage Seller of the Harborage Purchase Option Tract shall be determined in accordance with Schedule 13.16(a);

(b) Each Purchase Option shall be exercisable by the pertinent Seller by providing Purchaser with thirty (30) days prior written notice of such Seller’s election to purchase and acquire the particular Purchase Option Tract;

(c) A Purchase Option may only be exercised after the pertinent Seller shall have provided Purchaser with a reasonably satisfactory legal description to permit the valid conveyance of the particular Purchase Option Tract independent of the remainder of the Manasquan Land or Harborage Land, as applicable, in accordance with all Applicable Laws;

(d) Each Purchase Option shall be exercised, if at all, (1) no earlier than the date which is four years from the Closing Date hereunder and (2) no later than the date which is ten (10) years from the Closing Date hereunder (the “Purchase Option Expiration Date”). In the event that the pertinent Seller shall not exercise a particular Purchase Option in accordance with the provisions hereof on or before the Purchase Option Expiration Date, the provisions of this Section 13.16 shall terminate and no Party shall have any further obligation to the other Parties in connection therewith;

(e) If a Seller that exercises a Purchase Option hereunder intends to (i) develop the applicable Purchase Option Tract in a venture (i.e. a partnership, limited liability company or other entity in which the Seller or its Affiliate will own a direct or indirect interest) (a “Venture”) with any other Person that is not an Affiliate of the Seller (a “Venture Participant”), or (ii) with respect to the Harborage Purchase Option Tract, sell and convey the Harborage Purchase Option Tract to any other Person that is not an Affiliate of the Seller who will use the Harborage Purchase Option Tract for dry stacks, then the Seller will provide Purchaser with written notice (an “Offer Notice”) setting forth the terms upon which the Seller intends to give such Venture Participant the right to participate in such Venture or sell the Harborage Purchase Option Tract, as applicable, and Purchaser shall have thirty (30) days from the receipt of the foregoing Offer Notice to agree, at the Purchaser’s sole discretion and election (by delivery of written notice to such Seller), to participate in such Venture on the terms set forth in the Offer Notice or purchase the Harborage Purchase Option Tract on the terms set forth therein (which may be effected through a net payment from Purchaser to the applicable Seller (an “Option Purchase”), as applicable, or to decline to so participate or complete the Option Purchase (provided that if Purchaser fails to deliver written notice that it has agreed to so participate in the Venture or complete the Option Purchase prior to the end of the forgoing thirty (30) day period, then Purchaser shall be deemed to have elected not to so participate or complete the Option Purchase). If Purchaser agrees to participate in the Venture or complete the Option Purchase upon the terms set forth in the Offer Notice, then the Seller, or its Affiliate, and Purchaser, or its Affiliate, shall undertake the proposed Venture or Option Purchase upon the terms outlined in the Offer Notice (provided that if they have not agreed upon all material agreements relating to such Venture or Option Purchase within forty-five (45) days of such election, then the foregoing election shall be deemed to be revoked and shall be treated for all purposes as if Purchaser elected not to participate in such Venture or complete the Option Purchase). If Purchaser elects, or is deemed to have elected, not to participate in any such Venture or complete the Option Purchase, then the Seller or its Affiliate shall be entitled to undertake such Venture with any other Person or sell the Harborage Purchase Option Tract to any other Person; provided that, to the extent that the Seller or its Affiliate proposes to undertake such Venture or complete an Option Purchase on terms that are materially more favorable to the Venture Participant or the third-party purchaser than set forth in the applicable Offer Notice to Purchaser, then the Seller shall again comply with the provisions of this Section 13.16. The Parties agree and acknowledge that the foregoing right of first offer shall not be applicable to the acquisition of a Purchase Option Tract by a Seller for the purpose of selling the same to any other Person (other than a sale described in clause (ii) of the first sentence of this Section 13.16(e)) or for the development by such Seller or any Affiliate thereof (without participation by any Venture Participant).

(f) At Closing, (i) the Crystal Point Seller and Purchaser shall execute and deliver (A) an option agreement (the “Manasquan Purchase Option Agreement”), the form of which shall be agreed upon between the Parties and shall set forth the terms and conditions of this Section 13.16 and be attached hereto as Exhibit L, and (B) a memorandum of such Manasquan Purchase Option Agreement (the “Memorandum of Manasquan Purchase Option Agreement”, the form of which shall be agreed to between the Parties and be attached hereto as Exhibit M, which shall be delivered to Escrow Agent to be recorded in the land records of Ocean County, New Jersey; and (ii) the Harborage Seller and Purchaser shall execute and deliver (A) an option agreement (the “Harborage Purchase Option Agreement”), the form of which shall be agreed upon between the Parties and shall set forth the terms and conditions of this Section 13.16 and be attached hereto as Exhibit N, and (B) a memorandum of such Harborage Purchase Option Agreement (the “Memorandum of Harborage Purchase Option Agreement”, the form of which shall be agreed to between the Parties and be attached hereto as Exhibit O, which shall be delivered to Escrow Agent to be recorded in the land records of Delaware County, Oklahoma.

(g) The Operating Lease for the Manasquan Site shall contain an acknowledgement by the Tenant of the rights and obligations of the Crystal Point Seller and Purchaser pursuant to the Manasquan Purchase Option Agreement and an agreement by the Tenant that upon exercise of the Manasquan Purchase Option by the Crystal Point Seller and closing on the sale of the Manasquan Purchase Option Tract, the Operating Lease shall be amended to reflect (i) the applicable reduction in the Land subject to the Operating Lease and (ii) the applicable reduction in the “adjusted lease basis” thereunder (with corresponding reductions in the minimum rent payable thereunder at all times thereafter) by an amount equal to the Manasquan Purchase Option Price; and likewise the Operating Lease for the Harborage Site shall contain an acknowledgement by the Tenant of the rights and obligations of the Harborage Seller and Purchaser pursuant to the Harborage Purchase Option Agreement and an agreement by the Tenant that upon exercise of the Harborage Purchase Option by the Harborage Seller and closing on the sale of the Harborage Purchase Option Tract, the Operating Lease shall be amended to reflect (i) the applicable reduction in the Land subject to the Operating Lease and (ii) the applicable reduction in the “adjusted lease basis” thereunder (with corresponding reductions in the minimum rent payable thereunder at all times thereafter) by an amount equal to the Harborage Purchase Option Price;

(h) Once a Purchase Option has been exercised by the pertinent Seller hereunder, the closing of the sale of the applicable Purchase Option Tract to such Seller shall occur on or before thirty (30) days after the date that Purchaser receives written notice from such Seller of its election to exercise its option to purchase and acquire the particular Purchase Option Tract (or, if applicable, (i) on or before thirty (30) days after Purchaser elects not to, or is deemed to have elected not to, participate in a Venture with the Seller with respect to such Purchase Option Tract as described in Section 13.16(e) above or (ii) on or before ten (10) days after the date upon which such Seller or its Affiliate and the Purchaser or its Affiliate enter into and execute the partnership agreement, operating agreement or other organizational documents of the applicable Venture pursuant to Section 13.16(e) above); and

(i) At the closing of such sale of a Purchase Option Tract hereunder, (i) fee simple title to such Purchase Option Tract shall be conveyed by Purchaser to the pertinent Seller by special warranty deed identical in all material respects to the special warranty deeds conveying the Real Property by the Sellers to Purchaser at Closing hereunder, subject to the Permitted Encumbrances affecting the Manasquan Land or the Harborage Land, as applicable, as of the Closing Date hereunder (and the covenants described in Section 13.16(k) below) and all other reasonable and customary title exceptions imposed upon such Purchase Option Tract in connection with the legal subdivision of the same as one or more legal lots (to the extent such legal subdivision is required by Applicable Laws), and (ii) an owner’s title insurance policy, at the expense of Seller, shall be obtained by such Seller insuring fee simple title to the Purchase Option Tract in the face amount of the applicable Purchase Option Price, subject only to the applicable Permitted Encumbrances affecting the Manasquan Land or the Harborage Land, as applicable, as of the Closing Date hereunder (and the covenants described in Section 13.16(k) below) and all other reasonable and customary title exceptions, if any, imposed upon the applicable Purchase Option Tract under Applicable Laws as a result of the conveyance and separation of the same from the remainder of the Manasquan Land or Harborage Land, as applicable, including, without limitation, any necessary easements or other rights of access on or over the applicable Purchase Option Tract for the benefit of the Purchaser and the remaining Manasquan Land or Harborage Land, as applicable, to the extent reasonably necessary for the operation of the Business then being conducted at such Site;

(j) The provisions of this Section 13.16 shall survive Closing and the Sellers are hereby authorized, at their option, to file of record a Notice of Purchase Option against each Purchase Option Tract without further joinder or consent of Purchaser; and

(k) The Purchaser and the Sellers shall agree upon reasonable covenants applicable to each Purchase Option Tract that will be recorded in the land records of the pertinent Counties upon exercise of the Purchase Options (Purchaser shall not record any such covenants with respect to a Purchase Option Tract prior to the exercise of the pertinent Purchase Option). The form of such covenants shall be agreed upon between the Parties and attached hereto as Schedule 13.16(k), but, in any event, shall be limited to those covenants reasonably required to ensure that the development or use of the Purchase Option Tracts will not have a material adverse effect on the Manasquan Site or the Harborage Site, as applicable, or the operation of the Business being conducted at each such Site; provided, however, that the use and operation of any boat slips located at the Harborage Purchase Option Tract shall not be restricted, nor shall the use of the Harborage Purchase Option Tract for dry stacks be restricted (subject to Purchaser’s right of first offer described in Section 13.16(e) above). Notwithstanding the foregoing to the contrary, the use of the Harborage Purchase Option Tract for dry stacks following the sale of such property to a Person that is not an Affiliate of the Seller in a sale that was not subject to the right of first offer described above, shall be restricted by the foregoing covenants. Each Purchase Option shall be assignable to any Person at the option of the pertinent Seller hereunder.

13.17 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and any Seller (and each employee, representative, or other agent of Purchaser and any Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or any Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Sellers to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.18 Green Turtle Bay (Waiver of Conflict). Purchaser acknowledges that the Marinas Seller also operates Green Turtle Bay Houseboat Rentals, located in Livingston County, Kentucky (the “Green Turtle Bay Site”) and Purchaser further acknowledges that the Green Turtle Bay Site may compete with the Burnside Site and the Beaver Creek Site and that the current manager of the Burnside Site, the Beaver Creek Site and the Green Turtle Bay Site uses the same facilities and personnel to obtain customer bookings with regard to such Sites (“Shared Facilities/Personnel”). To the extent that Purchaser does not acquire the Green Turtle Bay Site hereunder, Purchaser understands that the Manager or its Affiliate will continue to manage the Green Turtle Bay Site and continue to use the Shared Facilities/Personnel. Purchaser hereby waives and will cause each landlord under the applicable Operating Leases to likewise waive any conflict of interest relating to the forgoing arrangement (including, without limitation, any cause of action based upon or arising from any allegation that potential customers of the Burnside Site or the Beaver Creek Site were directed to the Green Turtle Bay Site). Purchaser hereby acknowledges for itself and on behalf of its Affiliates that the Manager may continue to use the Shared Facilities/Personnel as described above and that the Manger will be authorized to reasonably allocate the costs and expenses of same among the affected Sites.

13.19 Consolidation of Seller Entities. Upon or prior to the Closing, one or more of the Sellers may merge or otherwise consolidate their assets and operations with and into the Tenant. The Purchaser agrees that, in such event, the Tenant shall be a permitted assignee of such Seller(s) hereunder, the Tenant shall assume the obligations of such Seller(s) hereunder and the Tenant shall succeed to and have the right to exercise any of the rights of such Seller(s) hereunder. In addition, the Parties agree and acknowledge that with respect to any property that, pursuant to the terms of this Agreement, is to be acquired by Purchaser and conveyed or transferred to Tenant (e.g. Consumables and Other Inventory), the Parties may simply elect to have the Tenant acquire such property pursuant to the above described merger or consolidation and exclude such property from the Assets acquired by Purchaser hereunder.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLERS:

MARINAS-KENTUCKY, LLC, a Kentucky limited liability company

By:	Marstan Investment Company, LLC, its manager

	By:		/s/ J. Stan Johnson
J. Stan Johnson, Manager

CRYSTAL-MANASQUAN, LLC, a New Jersey limited liability company

By:	Marstan Investment Company, LLC, Member

	By:		/s/ J. Stan Johnson
J. Stan Johnson, Manager

By:	B S Ford, L.P., Member

	By:		B S Investments, L.L.C., its general partner

		By:	/s/ J. Stan Johnson
J. Stan Johnson, Member

HARBORAGE MARINA, LLC, a Delaware limited liability company

By:	JMS Marina, LLC, Manager

	By:		/s/ J. Stan Johnson
J. Stan Johnson, Manager

GRAND LAKE MARINA, LTD., a Texas limited partnership

By:	Marstan Investment Company, LLC, its general partner

	By:	/s/ J. Stan Johnson
J. Stan Johnson, Manager

S.M.B.R. OPERATIONS, LLC, a Delaware limited liability company

By:	S.M.B.R. Holdings, LLC Member

	By:	/s/ Robert J. Faflik
Robert J. Faflik, Managing Member

S.M.B.R. REALTY, LLC, a Delaware limited liability company

By:	S.M.B.R. Holdings, LLC Member

	By:	/s/ Robert J. Faflik
Robert J. Faflik, Managing Member

PIER 121 SERVICE COMPANY, INC., a Texas corporation

By:	/s/ Marshall Funk
Marshall Funk, President

121 MARINAS, LTD., a Texas limited partnership

By:	T-Pier 121 Company, its general partner

	By:	/s/ Marshall Funk
Marshall Funk, President

F&F HOLDINGS I, LTD., a Texas limited partnership

By:	F&F Holdings, Inc., its general partner

	By:	/s/ Marshall Funk
	Name:	Marshall Funk
	Title:	President

F&F HOLDINGS II, LTD., a Texas limited partnership

By:	F&F Holdings, Inc., its general partner

	By:	/s/ Marshall Funk
	Name:	Marshall Funk
	Title:	President

PURCHASER:

CNL INCOME PARTNERS, LP, a Delaware limited partnership

By:	CNL INCOME GP CORP., a Delaware corporation, its sole general partner

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President

ESCROW AGENT:

THE TALON GROUP, a division of First American Title Insurance Company

By:	/s/ Keren Baki
Name:	Keren Baki
Title:	Commercial Operations Manager

SCHEDULE 4.7

MATERIAL LEASE TERMS

•	Triple Net. The Leases shall be “triple-net”. As such, the Tenant shall be responsible for all taxes, assessments, costs of improvements, supplies, maintenance, repairs, replacements, utility charges, insurance , employee costs, cost of funding working capital accounts, management fees, condominium or home owners association fees, and all other charges of every kind relating to the use and occupancy of the Leased Property or Leased Properties. If due to circumstances beyond the control of the Tenant (a) the price of agreed upon flood or storm insurance coverage becomes commercially unreasonable with respect to a particular Site, or (b) such insurance is unavailable, the Tenant will not be in default under the applicable Lease to the extent that it does not carry such insurance and continues to operate a marina at such Site.

•	Primary Term of Lease: The initial term shall be 20-years, provided however that the term of a Lease between Landlord and Tenant cannot exceed the remaining term of an underlying lease or permit pertaining to any of the Leased Properties.

•	Renewal Options: Tenant shall maintain options to extend the Leases for four (4) additional five (5) year periods (the “Renewal Options”), provided however that the term of a Lease between Landlord and Tenant cannot exceed the remaining term of an underlying lease or permit pertaining to any of the Leased Properties. The Renewal Options will be at the Tenant’s sole discretion provided that the Tenant is in good standing under the existing Lease. If a Renewal Option is exercised on any Leased Property, it must be exercised on all Leased Properties, and the extended term shall be subject to all the terms and conditions of the Leases. To the extent that a permit pertaining to any of the Leased Properties has condition(s) that make exercising all Renewal Options simultaneously impossible, Landlord will work with Tenant and the relevant permit authority to solve such issue(s) with the permit authority and in any event Tenant may still exercise the Renewal Options on the remaining Leases.

•	Cross Default of Leases: Each of the Leases will be cross defaulted with all of the other Leases, such that a Tenant default under any Lease can result in a Tenant default on all of the Leases.

•	Capital Basis: The initial Purchase Price plus Buyer’s costs and Seller’s costs as described in Article 9.7 (collectively “Transaction Costs”), not to exceed 3% of the Purchase Price, shall be aggregated when funded and used as the basis for calculating the Base Rent obligation of Tenant under each Lease.

•	Base Rent: Base Rent shall be equal to the Capital Basis multiplied by the current Lease Rate. Base Rent shall be due on an annual basis and paid on a monthly basis in advance. The Lease Rate shall initially be set at 8.0% annually of the Capital Basis through December 31, 2007, and shall be increased annually by 25 basis points, until reaching a maximum Lease Rate of 10.0%.

•

Percentage Rent: Percentage Rent will be determined on an aggregate or pooled basis for all of the Leased Properties and will be a percentage of Total Facility Revenues. For the purpose of calculating Percentage Rent, the Management

Fee will be considered to be six percent (6%) of gross revenues per annum. The Management Fee will be used only for the purpose of calculating Percentage Rent and will be subordinate to Percentage Rent. Percentage Rent will be calculated at the end of the fourth quarter for a given year and paid in arrears. Percentage Rent will be calculated and paid for the first time on the 1st anniversary of the execution of the Leases and will continue thereafter for the remaining term of the Leases and any and all extensions of the Leases.

•	Capital Replacement Reserve: Buyer shall establish a Capital Replacement Reserve for each Property which shall be funded monthly by Tenant in an amount equal to 4.0% of total revenues of each Leased Property and capped at 5% of all Leased Properties’ trailing 12 month total revenues. These funds will be maintained in a reserve account owned by Buyer and controlled by Tenant. The account shall be maintained in a bank approved by Buyer. Any funds in the reserve account upon Tenant default under the terms of a Lease or termination of the Leases will remain with the Landlord. The funds in this account will be used by Tenant in order to fund repairs, maintenance and non-income producing capital expenditures on the Properties. Use of the funds in this account will be subject to an annual budget prepared by Tenant and approved by Landlord. The Parties shall execute a separate Pooling Agreement at Closing to address all issues related to the pooling of the Capital Replacement Reserves. A separate reserve will be established in an amount not to exceed 2% of total revenues for the Burnside and Beaver Creek Marinas to fund replacements of the Water Fleet and M & E for such sites.

•	Expansion Capital: From time to time, Tenant or Landlord may recommend additional expenditures above and beyond the annual Capital Replacement Reserve. Any such Expansion Capital will increase Base Rent by an amount to be negotiated by Landlord and Tenant on a project-by-project basis. Landlord agrees to review Tenant’s 2006 and 2007 capital placement schedule prior to signing of the Leases and will consider pre funding certain capital projects on such schedule. Any such “Pre Fundings” will be included in the Capital Basis.

•	Security Deposit: A Security Deposit in the form of a Letter of Credit or dollars escrowed in an account acceptable to Landlord (the beneficial interest of which would belong to the Tenant) in an amount equal to the aggregate Base Rent under each of the Leases for the first six months of the Leases (the “Deposit”) will be kept by the Tenant upon commencement of the Leases. At the earlier of the 4th anniversary of the signing of the Lease or such time as the Tenant’s NOI (defined as cash flow after all expenses, Ordinary Capital Replacement Reserve) exceeds 1.3X “Coverage” (defined below) on a trailing 12 month basis, the Security Deposit will be reduced to a Letter of Credit in an amount equal to 3 months of the then current Base Rent for each of the leases. Tenant will maintain the Security Deposit until such time as the Leased Properties’ performance exceeds 1.4X Coverage for two consecutive years on a trailing 12 month basis. A certain year’s Coverage is defined as NOI divided by Base Rent for the given year.

•	Assignment: Buyer shall not assign any of the Leased Properties or any obligations of the Leases without the prior written notice to the Tenant; provided, however, that the Buyer may, without consent of Tenant:

(i)	assign the Leases to any entity that acquires all or substantially all of Buyer’s assets or its business that is the subject hereof, or to any entity that is owned by such Party,

(ii)	assign the Leases to a third party provided that the Leased Properties remain encumbered by the terms of the Leases.

Tenant shall not assign any obligations of the Leases without the prior written consent of the Buyer; such consent is not to be unreasonably withheld.

•	Financial Reporting Requirements:

•	Tenant shall provide to Landlord a monthly balance sheet and income statement within 20 days of month end.

•	Tenant shall provide to Landlord with aggregate Leased Property revenues within 10 days of month end

•	Tenant shall provide to Landlord a final balance sheet and annual income statement within 75 days of year end.

•	Landlord shall have the right to audit the Tenant’s financial statements.

•	The Tenant must provide to Landlord reasonable access and assistance to perform any and all procedures necessary to conduct and complete Sarbanes-Oxley Section 404 certification.

•	Tenant will prepare an annual budget for each fiscal year and submit such budget to Landlord at least 30 days prior to the end of the prior fiscal year. Tenant will consider in good faith, any comments or suggestions on such annual budget provided to Tenant by Landlord after its review.

•	Quiet Enjoyment: Tenant will be solely responsibly for day to day operations at the Leased Properties and have the benefit of “quiet enjoyment” of the Leased Properties.

SCHEDULE 4.9

MATERIAL LOAN TERMS

Schedule 4.9 to Asset Purchase Agreement

CNL Mortgage Loan Document Material Terms

The following terms will apply the CNL Mortgage Loans and the corresponding CNL Mortgage Loan Documents as defined in the Asset Purchase Agreement (the “Asset Purchase Agreement”) to which this Schedule is attached.

1. Amount of Loans. CNL Income Properties, Inc., its subsidiaries or assigns (collectively, “CNL” or “Lender”) will provide separate mortgage loans in an aggregate principal amount not to exceed 85% of the CNL approved appraised value of the properties, to Emeryville Marina, LLC, Pier 121 Service Company, Inc., Scott’s Marinas at Lake Grapevine, Ltd., and Scotts Expansion No. 1 Ltd. (collectively the “Borrower”) with respect to the following properties: the “Emeryville Marina”; the “Scott’s Landing Marina”; “Paradise Cove”; the “Silver Lake Marina”; the “Silver Lake Park”; the “Twin Coves Marina”; and the “Twin Coves Park,” it being agreed that the amount of the Loan allocated to Paradise Cove will not be advanced, and the corresponding lien and security interest against the Paradise Cove collateral will not be granted to Lender, unless and until the Borrower obtains an extension of the ACOE lease for at least 25 years, and if the extension is not obtained by December 31, 2007, any obligation of CNL to lend the allocated amount will expire.

2. Term. Each mortgage loan will have a term to maturity of 15 years (collectively the “Loan”).

3. Interest; Exit Fee. During the first three years of the term of each Loan interest only shall be payable monthly in arrears on the first day of each calendar month, in an amount equal to a rate of nine (9.0%) per annum of all outstanding principal (the “Pay Rate Interest”). The effective rate of interest on the Loan shall not exceed the highest rate allowable under the laws of the State of Florida. Interest shall be calculated on the basis of a 360 day method. The Borrower agrees to pay the holder of each Loan, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due such holder thereunder, an exit fee (the “Exit Fee”). If the principal balance of a Loan is paid in full on its scheduled Maturity Date, the Exit Fee shall be an amount which is equal to (a) the aggregate of monthly interest payments that would have been payable by Borrower to the holder under such Loan if the Interest Rate had been 10.25% rather than 9.0%, less (b) the aggregate of all interest payments actually paid by Borrower to the holder. If a Loan is prepaid, whether voluntary or involuntary, the Exit Fee for such Loan shall be an amount which is equal to (a) the aggregate of monthly interest payments that would have been payable by Borrower to the holder under such Loan if the Interest Rate had been 11.0% rather than 9.0%, less (b) the aggregate of all interest payments actually paid by Borrower to such holder under such Loan. The holder’s calculation of the amount of the Exit Fee for a Loan shall be final and conclusive in the absence of manifest error. The Exit Fee shall be due and payable in full upon the earliest to occur of (a) prepayment in full of a Loan, or (b) the Maturity Date, or (c) the delivery by the holder to Borrower of a notice of acceleration of all indebtedness under a Loan. The Borrower agrees to pay the Exit Fee due under a Loan whether the payment or prepayment is voluntary or involuntary (in connection with the holder’s acceleration of the unpaid principal balance of such Loan) or the mortgage securing such loan is satisfied or released owing to foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure and written acceptance of merger of title by holder, or by any other means or applicable law. The Exit Fee shall be paid irrespective of all other amounts and fees paid by Borrower pursuant to the terms of the applicable Loan and the other related loan documents.

4. Collateral. The Loan shall be secured by all interests in the marina properties (other than as excluded in paragraph 9 below), including all real and personal property, leasehold or permit hold interests and related assets (all the marina properties shall be referred to collectively as the “Property”), including a first priority mortgage lien upon and security interest in all of the Property and related tangible and intangible personal property interests relating thereto; provided, however, the Property collateralizing the Loan shall not include any property (i) that was not considered in the applicable income analysis utilized in determining the appraised value of the Property under the appraisals required for the Loan, and (ii) not owned by the pertinent Borrower.

5. Loan Documents. The Loan shall be evidenced and secured by the following (the “Loan Documents”), all in form and substance mutually satisfactory to Lender and Borrower:

a. A promissory note from the applicable Borrower to Lender in the amount of the total outstanding principal balance of the Loan.

b. A mortgage and security agreement granting a valid perfected mortgage on the real property that is owned by the borrower and comprises the Property, together with a valid and perfected security interest in all of such borrower’s right, title and interest in and to all fixtures, furnishings, equipment, accounts receivable, security or rent deposits, permits, trade names and all other tangible and intangible personal property located on or associated with the Property, which shall be a first priority lien.

c. A perfected first priority security interest in the Property.

d. Loan Agreement setting forth applicable terms and conditions consistent with this letter and as otherwise mutually satisfactory to Lender and Borrower.

e. Uniform Commercial Code Financing Statements to be filed with the Office of the Secretary of the applicable state as necessary to perfect the security interests provided above.

f. An environmental compliance and indemnification agreement from Borrower.

g. An owner’s affidavit.

h. A closing statement.

i. A waiver of jury trial.

j. Any other documents deemed necessary by the Lender in its reasonable discretion to secure or service the Loan. Unless Lender agrees otherwise in writing, completion of all documents is a condition of closing of the Loan.

The Loan Documents shall include provisions for default interest at the highest rate allowed by Florida law per annum and for late charges of five percent (5%) of the amount of any payment which is more than five (5) days past due or for any other default not cured within any applicable grace and cure period.

6. Amortization. During the first three years of the term of each Loan, the Borrower will be required to pay interest only at 9.0% . Beginning in the fourth year, equal monthly payments of principal and interest under each such Loan will be payable in accordance with a twenty year amortization schedule (as calculated commencing as of the beginning of the fourth year of the term of the Loan). The Exit Fee is payable as and when described in paragraph 3 above

7. Loan Conditions. Any intent and undertaking of Lender to make a Loan will be subject to and conditioned upon the Lender’s receipt prior to closing, at the Borrower’s expense, of such items as the Lender may in its reasonable discretion deem necessary or appropriate in order to evidence the Borrower’s ability to provide the contemplated security for the Loan described herein, including without limitation, the following items all satisfactory in form and content to the Lender and its counsel: insurance, title insurance, zoning, permitting, utilities, leases, service contracts, entity documents, surveys, evidence of satisfaction of all debt, inspections, financial statements and tax returns.

8. Non-Recourse. Each loan will be non-recourse, with no guarantees or other credit enhancement of any kind (other than a carve out guaranty for specified “bad boy” acts, e.g. fraud, agreed upon by the parties).

9. Release of Specified Non-Income Producing Land. An approximate 32.35 acre parcel of land at the Silverlake Marina that is currently sub-leased to an operator that uses same for a paintball business will be excluded/released from the lien granted to CNL. At the Emeryville Marina, CNL will agree to release from its lien that certain required space and related parking necessary to accommodate a 4,000 square foot office space. The applicable site will not be excluded/released unless and until the Borrower obtains the agreement of the landlord/fee owner (i.e. ACOE or the City of Emeryville) to release the applicable site from the lease that is mortgaged to CNL to secure the loan; provided, however, that at any time after the date of closing of the Loans, but prior to Borrower obtaining any such release of the applicable site from such landlord/fee owner and notwithstanding the “lock out” period set forth in Section 10 below, Borrower shall be entitled to obtain releases of the entire Emeryville Marina and/or Silverlake Marina from the liens and security interests securing the Loan upon payment of the unpaid amount of the Loan allocated to such applicable marina site, including the Exit Fee attributable thereto.

10. Prepayment. Except as permitted in Section 9 above, the Loans will be “locked out” to prepayment for the first four years of the Loans and during years 5-15 of the term of the Loans, prepayment will be allowed on all of the Loans, but not in part, provided Borrower pays the Exit Fee owed on the Loans.

11. Costs and Expenses. Borrower shall pay all third-party costs and expenses related to this letter or the Loan and incurred in good faith incident to or as contemplated by this letter, the Loan or the closing of the Loan transaction including, but not limited to, the Lender’s reasonable attorneys’ fees, documentary stamps, intangible taxes, recording fees, mortgagee title insurance premiums, title and UCC search charges, a tax service fee, appraisal fees, environmental audit fees, survey expenses and costs of satisfying all of the conditions for the Loan. Additionally, to the extent the Loan is not closed due to an uncured default by the Sellers under the Asset Purchase Agreement that results in a termination of the Asset Purchase Agreement, the Borrower shall pay directly or reimburse the Lender for all customary out-of-pocket costs and expenses actually incurred in good faith by Lender in connection with the preparation for and the closing of the Loan, including, without limitation, appraisal review fees, surveys and reasonable legal fees.

12. Environmental Certifications. Borrower certifies and shall certify at Closing, or shall furnish evidence satisfactory to Lender, that the Property and operations at the Property are in compliance with all applicable Federal, State, and local statutes, laws, and regulations. Borrower further certifies that no notices claiming a violation of regulations or statutes, nor notices requiring compliance with regulations or statutes, nor notices demanding payment or contribution for injury to the environment or human health have been served on Borrower, or, to the best or Borrower’s knowledge, on any former owner/operator of the Property, by any government agency, individual, or other entity, except as disclosed in writing to Lender during the Due Diligence Period under the Asset Purchase Agreement. Borrower agrees to forward a copy of any such notices received after settlement to Lender within three (3) days of their receipt.

13.	Financial Reporting Requirements:

•	Borrower shall provide to Lender a monthly balance sheet and income statement within 20 days of month end.

•	Borrower shall provide to Lender aggregate Property revenues within 10 days of month end.

•	Borrower shall provide to Lender a final balance sheet and annual income statement within 75 days of year end.

•	Lender shall have the right to audit the Borrower’s financial statements.

•	Borrower must provide to Lender reasonable access and assistance to perform any and all procedures necessary to conduct and complete Sarbanes-Oxley Section 404 certification.

•	Borrower will prepare an annual budget for each fiscal year and submit such budget to Lender at least 30 days prior to the end of the prior fiscal year.

14. Assignment, Participation and Servicing. The Lender shall have the right in its sole discretion to assign the Loan or participate the Loan with one or more participants of Lender’s choice. Lender shall also have the right in its sole discretion to delegate servicing of the Loan to a servicing company of Lender’s choice.

15. Prohibition on Transfer and Additional Debt. The mortgage will provide for the right of the Lender to declare the Loan to be immediately due and payable in the event after closing, without Lender’s prior written consent of (a) change in control of Borrower and/or any manager of the applicable Marina sites retained by Borrower consistent with the change in control provisions of the Asset Purchase Agreement, or (b) the Property shall be encumbered by any secondary or subordinate financing, except as expressly provided in the CNL Mortgage Loan Documents. Borrower shall not incur any additional debt secured by the Property, except in the ordinary course of business and other negotiated carve-outs, without the express written consent of the Lender.

16. Cross-Default. The Loan Documents shall provide that a default under any of the CNL Mortgage Loans made by Lender to any Borrower shall, at the option of Lender, be and constitute a default under all CNL Mortgage Loans.

17. Governing Law. Except to the extent that the law of any particular state in which the applicable Marina site is located governs the enforcement of the mortgage in accordance with the express terms thereof, all CNL Mortgage Loan Documents will be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, including all applicable federal law, from time to time in force in Florida.